EXHIBIT 10.2

FINAL FORM

____________________

PURCHASE AGREEMENT

____________________

Between

GUIDANT CORPORATION

and

ABBOTT LABORATORIES

Dated as of April 21, 2006

EXHIBITS:

Exhibit A - Form of Assumption Agreement
Exhibit B - Form of Bill of Sale
Exhibit C - Form of Business Transfer Agreement
Exhibit D - Form of Equity Purchase Agreement
Exhibit E - Form of Intellectual Property Transfer Agreement
Exhibit F - Form of License and Technology Transfer Agreement
Exhibit G - Form of Note
Exhibit H - Form of Release
Exhibit I - Form of Supply Agreement
Exhibit J - Form of Transition Services Agreement

SCHEDULES:

Schedule 1.01(a)  - Asset Purchasers & Asset Sellers
Schedule 1.01(b) - Leased Business Real Property
Schedule 1.01(c) - Owned Business Real Property
Schedule 1.01(d) - Share Sellers, Share Purchasers & Transferred Subsidiaries
Schedule 2.02(a)(i) - Clonmel - Purchased Assets
Schedule 2.02(a)(ii) - Leased Business Real Property - Purchased Assets
Schedule 2.02(a)(iii) - Guidelines for Tangible Personal Property
Schedule 2.02(a)(xv) - Guidelines for Permits, Licenses, Certifications & Approvals
Schedule 2.02(a)(xvi) - Guidelines for Computer Software Data and Information
Schedule 2.02(a)(xxi) - Assets
Schedule 2.02(c)(iv) - Real Property - Excluded Assets
Schedule 2.02(d) - Investments
Schedule 2.02(e) - Intellectual Property Transfers
Schedule 2.04(a) - Withholding Taxes
Schedule 2.06 - Required Consent Jurisdictions & Deferred Local Closings
Schedule 5.12 - Restructuring Actions
Schedule 6.01(a) - U.S. Business Employees
Schedule 6.01(b) - Non-U.S. Business Employees
Schedule 6.02(f) - Payment Principles

PURCHASE AGREEMENT, dated as of April 21, 2006 (this “Agreement”), between GUIDANT CORPORATION, an Indiana corporation (“Guidant”), and ABBOTT LABORATORIES, an Illinois corporation (“Abbott”).

WHEREAS, Boston Scientific Corporation, a Delaware corporation (“Boston Scientific”), Galaxy Merger Sub, Inc., an Indiana corporation and a wholly owned subsidiary of the Boston Scientific (“Sub”), and Guidant have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 25, 2006, pursuant to which, upon consummation of the Merger (as defined in the Merger Agreement), Sub will be merged with and into Guidant and Guidant will become a wholly owned subsidiary of Boston Scientific;

WHEREAS, Guidant, directly and through its various Affiliates (as defined below), including the Transferred Subsidiaries (as defined below) and the Asset Sellers (as defined below), is engaged in, among other things, the vascular intervention and endovascular solutions businesses at various locations around the world (such businesses of Guidant and its Affiliates, collectively, the “Business”);

WHEREAS, certain assets of the Transferred Subsidiaries that are not primarily used in the Business will be transferred by the Transferred Subsidiaries to Guidant, Boston Scientific or one of their respective Affiliates prior to the Closing, the Excluded Liabilities (as defined below) of the Transferred Subsidiaries will be assumed by Guidant, Boston Scientific or one of their respective Affiliates prior to the Closing, and the Shares (as defined below) and the Purchased Assets (as defined below) will be sold by Guidant or the applicable Seller (as defined below) to the applicable Purchaser (as defined below) at the Closing, all as more fully set forth herein;

WHEREAS, for purposes of this Agreement, references to the Business shall be deemed to include the Assets (as defined below) and the Shares if the context so requires;

WHEREAS, subject to the satisfaction or (to the extent permitted by Law) waiver of the conditions to the parties’ obligations to close the transactions contemplated by the Merger Agreement, Guidant wishes to sell, or cause to be sold, to the Purchasers, and the Purchasers wish to purchase from Guidant and the Sellers, the Transferred Subsidiaries and all right, title and interest in and to all assets of the Business, and in connection therewith the Purchasers are willing to assume certain liabilities relating thereto, all upon the terms and subject to the conditions set forth herein; and

WHEREAS, simultaneously with the execution of this Agreement, Boston Scientific has executed that certain Guarantee of Performance (the “Guarantee of Performance”), pursuant to which Boston Scientific unconditionally guarantees to Abbott the prompt and complete performance of all the obligations required to be performed by Guidant and its Affiliates pursuant to this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS
SECTION 1.01.   Certain Defined Terms.  For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or arbitral or similar forum.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however that TAP Pharmaceutical Products, Inc. (“TAP”) and its subsidiaries shall be deemed not to be Affiliates of Abbott, but only for so long as Abbott (either directly or indirectly) owns fifty percent or less of the voting stock of TAP (or its subsidiaries) or does not otherwise have control of TAP (or its subsidiaries). For purposes of this Agreement, with respect to all periods following consummation of the Merger or the transactions contemplated by this Agreement, as applicable, “Affiliate” shall include, (a) with respect to Boston Scientific, Guidant and its Affiliates following the Merger, (b) with respect to Guidant, Boston Scientific and its Affiliates following the Merger, (c) with respect to Abbott, any Person to be acquired pursuant to this Agreement, and (d) with respect to each party hereto, any Person resulting from any internal reorganization, provided such resulting Person is an Affiliate.

“Ancillary Agreements” means the Assumption Agreements, the Equity Purchase Agreement, the Bills of Sale, the Transfer Agreements, the Supply Agreements, the License and Technology Transfer Agreement, the Transition Services Agreement, the Note, the Release and any other agreements that the parties may mutually agree.

“Assets” means (i) the Purchased Assets and (ii) the assets, rights, properties and businesses of every kind and description (wherever located, whether tangible or intangible, real, personal or mixed) of the Transferred Subsidiaries, in each case that (except as otherwise expressly set forth in this Agreement or the Ancillary Agreements) are used primarily in, or related primarily to (with “primarily” being determined by taking into account revenues, assets, personnel, registrations and other relevant factors), the Business.

“Asset Purchasers” means, individually or collectively, the Affiliates of Abbott that are identified on Schedule 1.01(a) attached hereto.

“Asset Sellers” means, individually or collectively, the Affiliates of Guidant that are identified on Schedule 1.01(a) attached hereto.

“Assumption Agreements” means the Assumption Agreements to be executed by the applicable Asset Purchasers and Guidant and/or the applicable Asset Sellers at the Closing, substantially in the form of Exhibit A.

“Bills of Sale” means the Bills of Sale and Assignment to be executed by Guidant and/or the applicable Asset Sellers at the Closing, substantially in the form of Exhibit B.

“Books, Records and Files” means any studies, reports, records (including shipping and personnel records), books of account, invoices, contracts, instruments, surveys, data (including financial, sales, purchasing and operating data), computer data, disks, diskettes, tapes, marketing plans, customer lists, supplier lists, distributor lists, correspondence and other documents.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Business Intellectual Property” means all Intellectual Property used primarily in, or related primarily to, the Business and (a) owned by Guidant or any of its Affiliates or (b) licensed to or by, or controlled by, Guidant or any of its Affiliates.

“Business Transfer Agreements” means the Business Transfer Agreements with respect to the relevant jurisdiction to be executed by the applicable Asset Sellers and the applicable Asset Purchasers at the Closing, substantially in the form of Exhibit C.

“Carotid Stent Assets” means the Assets related to the research, development, manufacture, distribution, marketing and sale of carotid stent systems, including embolic protection devices.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument that is intended by Guidant or any of its Affiliates to be legally binding, including all amendments thereto.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Credit Agreement” means the principal credit agreement of Boston Scientific, as amended, restated, modified, renewed, refunded, replaced or refinanced, in whole or in part from time to time.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by Guidant to Abbott in connection with this Agreement.

“Encumbrance” means (a) with respect to the Shares, or any other shares of capital stock of a Transferred Subsidiary, any voting trusts, shareholders’ agreement, proxy or other similar restriction, and (b) with respect to the Assets and the Shares, any security interest, pledge, hypothecation, mortgage, lien, adverse ownership claim, title defect or other encumbrance of any kind or nature whatsoever, other than, with respect to Intellectual Property included in the Assets, any licenses of Intellectual Property.

“Environmental Laws” means any United States Federal, state or local or any foreign Laws (including the common law), Governmental Orders, notices, Permits or binding Contracts issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources or the presence, management, Environmental Release of, or exposure to, Hazardous Materials, or to human health and safety.

“Environmental Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

“Equity Purchase Agreement” means the Subscription and Stockholders Agreement, to be executed at the Closing between Boston Scientific and Abbott in the form of Exhibit D.

“FDA” means the United States Food and Drug Administration.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any United States federal, state or local or any non-United States government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means (a) petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, medical or infectious wastes, polychlorinated byphenyls, radon gas, radioactive substances, chloroflurocarbons and all other ozone-depleting substances, and (b) any other chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” means, with respect to any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capital lease obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above and (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Intellectual Property” means all intellectual property rights of any kind, including rights in, to and concerning (a) patents, patent applications and statutory invention registrations, including divisionals, continuations, continuations-in-part, re-issues and re-examinations thereof, (b) Trademarks, (c) published and unpublished works of authorship and copyrights therein, and copyright registrations and applications for registration thereof and all renewals, extensions, restorations and reversions thereof, (d) software, code, data, databases and compilations of information, and (e) confidential and proprietary information, inventions, formulas, processes, developments, technology, research, trade secrets and know-how.

“Intellectual Property Transfer Agreement” means the Intellectual Property Transfer Agreements with respect to the relevant jurisdictions to be executed by Advanced Cardiovascular Systems, Inc., its subsidiaries or Guidant Endovascular Solutions, Inc. and the applicable Asset Purchaser immediately prior to the Closing, substantially in the form of Exhibit E.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” means, when used in connection with (a) a Purchaser with respect to any matter in question, the actual knowledge of Abbott’s executive officers after making due inquiry of the current employees having primary responsibility for such matter, and (b) Guidant with respect to any matter in question, the actual knowledge of Guidant’s executive officers after making due inquiry of the current employees of Guidant or any of its Affiliates having primary responsibility for such matter who are treated as a Tier I Employee and Tier II Employee for purposes of the Guidant CIC Plans.

“Law” means any United States federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

“Leased Business Real Property” means all the Real Property leased by Guidant, any Asset Seller or any Transferred Subsidiary, as tenant and described on Schedule 1.01(b) that are acquired, directly or indirectly, by the Purchasers by the way of a Share purchase or as a Purchased Asset pursuant to the transactions contemplated by this Agreement.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement or undertaking (but excluding any performance obligations under any such contracts, agreements, arrangements or undertakings).

“License and Technology Transfer Agreement” means the License and Technology Transfer Agreement dated as of ________, 2006, among Boston Scientific, Guidant and Abbott, in the form of Exhibit F.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate would reasonably be expected to result in any change or effect, that is materially adverse to the business, financial condition or results of operations of the Business, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any change, effect, event, occurrence, state of facts or development (i) in the financial or securities markets or the economy in general, (ii) in the industries in which the Business operates in general, to the extent that such change, effect, event, occurrence, state of facts or development does not disproportionately impact the Business, or (iii) resulting from any divestiture that may be required to be effected pursuant to the terms of this Agreement, or (b) any failure, in and of itself, by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect).

“Merger” means the merger pursuant to the Merger Agreement.

“Note” means the Promissory Note to be executed by BCS International Holding, Limited, as Borrower (as defined in the Note), Boston Scientific as guarantor, and Abbott at the Closing, in the form of Exhibit G.

“Owned Business Real Property” means all the Real Property in which Guidant, any Asset Seller or Transferred Subsidiary has fee title (or equivalent) interest described on Schedule 1.01(c) that are acquired, directly or indirectly, by the Purchasers by the way of a Share purchase or as a Purchased Asset pursuant to the transactions contemplated by this Agreement.

“Permitted Encumbrances” means liens, charges and Encumbrances for current Taxes not yet due and payable.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, joint venture or other entity.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing, including such portion of any Straddle Period up to and including the date of Closing.

“Principal Indebtedness” means the amounts owing in respect of the Credit Agreement and any Public Indebtedness.

“Post-Closing Tax Period” means any taxable period (or portion thereof) commencing after the Closing, including such portion of any Straddle Period commencing after the Closing.

“Public Indebtedness” means Indebtedness of Boston Scientific or any of its Affiliates issued in a public offering.

“Purchasers” means, individually or collectively, Abbott, the Asset Purchasers and the Share Purchasers.

“Real Property” means all land, buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances relating to the foregoing.

“Registrations” means authorizations and/or approvals issued by any Governmental Authority (including premarket approval applications, premarket notifications, investigational device exemptions, manufacturing approvals or authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent) held by Guidant or its Affiliates as of the Closing, that are required for the manufacture, distribution, marketing, storage, transportation, use and sale of the products of the Business.

“Regulations” means the Treasury Regulations (including temporary regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal Tax statutes.

“Release” means the Release to be executed by Abbott and Boston Scientific at the Closing, in the form of Exhibit H.

“SEC” means the United States Securities and Exchange Commission.

“Sellers” means, individually or collectively, the Asset Sellers and the Share Sellers.

“Share Purchasers” means, individually or collectively, Abbott and the Affiliates of Abbott that are identified on Schedule 1.01(d) attached hereto.

“Share Sellers” means, individually or collectively, the Affiliates of Guidant that are identified on Schedule 1.01(d) attached hereto.

“Shares” means all the issued and outstanding shares of capital stock and other equity interests of the Transferred Subsidiaries.

“Straddle Period” means any taxable period beginning on or before the date of the Closing and ending after the date of the Closing.

“Supply Agreements” means the interim Supply Agreements for DES Stents (as defined in the Supply Agreements) and components thereof, dated as of _______, 2006, between Boston Scientific or certain of its Affiliates and Abbott or certain of its Affiliates, in the form of Exhibit I.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs and similar charges in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, share capital, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, and tariffs.

“Tax Returns” means any report, return, document, declaration or other information or filing required to be filed with a Governmental Authority or taxing authority with respect to Taxes (whether or not a payment is required to be made with respect to such filing), including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Trademarks” means trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers and all goodwill associated with any of the foregoing, registrations and applications for registration thereof, including all extensions, modifications and renewals of same.

“Transaction Agreement” means the Transaction Agreement dated as of January 8, 2006, as amended, between Boston Scientific and Abbott.

“Transfer Agreements” means (a) with respect to the Purchased Assets and Assumed Liabilities, the Bills of Sale, the Assumption Agreements, the Business Transfer Agreements, the Intellectual Property Transfer Agreements, and such deeds, endorsements, assignments, instruments of assumption, affidavits and other instruments of sale, conveyance, transfer and assignment for the Asset Sellers, in form and substance reasonably satisfactory to Abbott and Guidant, as shall be necessary under Law in order to transfer all right, title and interest of the applicable Asset Sellers in, to and under such Purchased Assets and Assumed Liabilities in accordance with the terms hereof, and (b) with respect to the Shares, such instruments of sale, conveyance, transfer and assignment, and such other agreements or documents, if any, in each case in form and substance reasonably satisfactory to Abbott and Guidant, as shall be necessary under Law in order to transfer all right, title and interest of the applicable Share Seller in the Shares in accordance with the terms hereof.

“Transferred Subsidiary” means, individually or collectively, the Affiliates of Guidant set forth on Schedule 1.01(d) and acquired, directly or indirectly, by way of a Share purchase pursuant to this Agreement.

“Transition Services Agreement” means the Transition Services Agreement dated as of April 21, 2006, between Boston Scientific and certain of its Affiliates and Abbott and certain of its Affiliates, in the form of Exhibit J.

SECTION 1.02.   Definitions

. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“Abbott”	Preamble
“Abbott Indemnified Parties”	10.02(a)
“Agreement”	Preamble
“Assumed Liabilities”	2.03(a)
“Boston Scientific”	Recitals
“Business”	Recitals
“Closing”	2.06
“Commonly Controlled Entity”	3.12(a)
“Company Restricted Stock”	3.12(k)
“Company Stock Based Awards”	3.12(k)
“Company Stock Options”	3.12(k)
“Company Stock Plans”	3.12(k)
“Confidentiality Agreement”	5.02(b)
“Conveyance Taxes”	7.06
“Country Allocation”	2.04(b)
“Country Allocation Accounting Firm”	2.04(b)
“Deferred Local Closing”	2.06
“ERISA”	3.08
“ESSP”	3.12(k)
“Estimated Country Allocation”	2.04(b)
“EU Merger Regulation”	3.05
“EVT”	2.02(c)(v)
“Excluded Assets”	2.02(c)
“Excluded Businesses”	2.02(c)(v)
“Excluded Liabilities”	2.03(b)
“FDCA”	3.08
“Guarantee of Performance”	Recitals
“Guidant”	Preamble
“Guidant Benefit Agreements”	3.06
“Guidant Benefit Plans”	3.13(a)
“Guidant CIC Plans”	6.03(c)
“Guidant Licensed Marks”	5.08(c)
“In-Country Allocation”	2.04(b)
“Initial Purchase Price”	2.04(a)
“Intellectual Property Rights”	3.10(a)
“IP Purchaser”	2.02(e)
“IP Seller”	2.02(e)
“Key Personnel”	3.06

Definition	Location

“Licensed Marks”	5.08(c)
“Loss”	10.02(a)
“Materials”	5.08(c)(ii)
“Medical Device”	3.15(a)
“Merger Agreement”	Recitals
“Milestone Payment”	2.05
“Mixed Account”	5.10(b)
“Mixed Action”	5.15(a)
“Mixed Contract”	5.10(a)
“Non-Guidant Licensed Marks”	5.08(b)
“Non-U.S. Business Employee”	6.01(b)
“Non-U.S. Transferred Employee”	6.01(b)
“Occurrence Based Policy”	5.07(d)
“Permits”	3.08
“Purchased Assets”	2.02(a)
“Purchase Price”	2.04(a)
“Required Consent Jurisdictions”	2.06
“Settle”	5.15(c)
“Shared Asset”	2.02(c)(iii)
“Social Security Act”	3.15(f)
“Sub”	Recitals
“Third Party Claim”	10.05(b)
“Tier I Employee”	3.06
“Tier II Employee”	3.06
“Transferred Employees”	6.01(b)
“Transferred Subsidiary Tax Attributes”	5.06(d)
“U.S. Business Employee”	6.01(a)
“U.S. Transferred Employee”	6.01(a)

ARTICLE II

PURCHASE AND SALE

SECTION 2.01.   Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Guidant shall, or shall cause the applicable Share Seller set forth on Schedule 1.01(d) to, sell, convey, assign and transfer to the applicable Share Purchaser set forth on Schedule 1.01(d) the Shares of the Transferred Subsidiaries set forth on Schedule 1.01(d), and the applicable Share Purchaser shall purchase all of Guidant’s or such Share Seller’s right, title and interest in and to such Shares, free and clear of all Encumbrances. Prior to the Closing, the Excluded Assets and any employees who are not Transferred Employees shall be transferred by the Transferred Subsidiaries to Guidant, Boston Scientific or one of their respective Affiliates, and the Excluded Liabilities of the Transferred Subsidiaries shall be assumed by Guidant, Boston Scientific or one of their respective Affiliates, each in the manner described in Schedule 5.12.

SECTION 2.02.   Purchase and Sale of Assets. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Guidant shall sell, convey, assign and transfer, and shall cause each Asset Seller set forth on Schedule 1.01(a) to sell, convey, assign and transfer, to the applicable Asset Purchaser set forth on Schedule 1.01(a) all the assets, rights, properties and businesses of Guidant and its Affiliates, of every kind and description and wherever located, whether tangible or intangible, real, personal or mixed, that (except as otherwise expressly set forth in this Agreement or the Ancillary Agreements) are used primarily in, or related primarily to (with “primarily” being determined by taking into account revenues, assets, personnel, registrations and other relevant factors), the Business (the “Purchased Assets”), and the applicable Purchaser shall purchase the Purchased Assets, including the following:

(i)  that portion of the Owned Business Real Property located at Clonmel, Ireland described on Schedule 2.02(a)(i);

(ii)  the Leased Business Real Property listed on Schedule 2.02(a)(ii);

(iii)  all tangible personal property, including machinery, equipment, training materials and equipment, mechanical and spare parts, supplies, owned and leased motor vehicles, mobile telephones, PC equipment, PDA bar code readers, fixtures, trade fixtures, tools, tooling, dyes, cap and component molds, stores, furniture, furnishings, office equipment and supplies, production supplies, other miscellaneous supplies and other tangible property of any kind, in each case in accordance with the guidelines set forth on Schedule 2.02(a)(iii);

(iv)  the benefit and use of any Shared Asset pursuant to this Agreement, the Transition Services Agreement, the License and Technology Transfer Agreement, or a lease or similar arrangement entered into by the parties or their respective Affiliates;

(v)  the Business Intellectual Property;

(vi)  the Registrations supported by and including: (A) the original documents under the possession of Guidant or the Asset Sellers (or that are accessible to Guidant or the Asset Sellers using commercially reasonable efforts) evidencing the Registrations issued to Guidant or the Asset Sellers by a Governmental Authority, in each case to the extent assignable with or without the consent of the issuing Governmental Authority; and (B) all related Registration applications, clinical research and trial agreements, data results and records of clinical trials and marketing research, design history files, technical files, drawings, manufacturing, packaging and labeling specifications, validation documentation, packaging specifications, quality control standards and other documentation, research tools, laboratory notebooks, files and correspondence with regulatory agencies and quality reports and all relevant pricing information and correspondence with Governmental Authorities with respect to such pricing matters;

(vii)  all advertising, marketing and promotional materials and all other printed or written materials, including website content and the design of such websites protected by applicable Law, in each case to the extent used primarily in, or related primarily to, the Business;

(viii)  subject to Section 5.10 and except as set forth in Sections 2.02(c) and 2.03(b), any Contract related to the Business;

(ix)  subject to Section 5.10 and except for intercompany receivables between Guidant and any of its Affiliates, or between any Affiliate of Guidant and any other Affiliate of Guidant, all accounts, notes and other receivables resulting from sales by Guidant or its Affiliates of products to the extent generated by, or related to, the Business, whether current or noncurrent, including all file documentation related to such accounts, notes and other receivables, including invoices, shipping documents, communications and correspondence submitted to or received from customers related to such sales;

(x)  all inventories, including raw materials, works in process, semi-finished and finished products, stores, replacement and spare parts, packaging materials, operating supplies and inventory on consignment, in transit or deposited in a warehouse, in each case to the extent used in, or related to, the Business;

(xi)  all prepayments, security deposits, refunds (other than refunds described in Section 2.02(c)(viii)) and prepaid expenses, in each case to the extent used primarily in, or related primarily to, the Business;

(xii)  all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind (including all damages and payments for past, present or future infringement or misappropriation of Business Intellectual Property, the right to use and recover for past infringements or misappropriations of Business Intellectual Property, and any and all corresponding rights that have been, now or hereafter may be secured throughout the world with respect to any Business Intellectual Property), except to the extent any of the foregoing relate to (x) Excluded Assets or Excluded Liabilities or (y) intercompany receivables between Guidant and any of its Affiliates, or between any Affiliate of Guidant and any other Affiliate of Guidant;

(xiii)  all income, royalties and payments receivable in respect of any Business Intellectual Property;

(xiv)  all Books, Records and Files (other than income and similar Tax Returns and related books, records and files), to the extent used in, or related to, the Business;

(xv)  all permits, licenses, certifications and approvals from all permitting, licensing, accrediting and certifying agencies, and the rights to all data and records held by such permitting, licensing and certifying agencies, in each case to the extent transferable and used in, or related to, the Business, in each case in accordance with the guidelines set forth in Schedule 2.02(a)(xv);

(xvi)  all computer software data and information, and all related hardware, in each case in accordance with the guidelines set forth in Schedule 2.02(a)(xvi);

(xvii)  subject to Section 5.07, all claims under insurance policies and claims or benefits in, to or under any express or implied warranties from suppliers of goods or services relating to inventory sold or delivered to Guidant or any Asset Seller prior to the Closing, in each case to the extent related to the Business;

(xviii)  copies of any Tax Returns to the extent related primarily to the Assets, the Transferred Subsidiaries or the Business;

(xix)  all goodwill of the Business as a going concern;

(xx)  all rights of Abbott and its Affiliates arising under this Agreement or from the consummation of the transactions contemplated hereby; and

(xxi)  the assets described on Schedule 2.02(a)(xxi).

(b)  Guidant may redact any information related to the Excluded Businesses from any Books, Records and Files and similar materials conveyed pursuant to Section 2.02(a); provided, however, that such redaction shall not impair any information related to the Business contained in such Books, Records and Files and similar materials.

(c)  Notwithstanding anything in Sections 2.01 and 2.02(a) to the contrary, the Purchasers shall not purchase, and the Assets shall not include, any right, title and interest in or to any of the following assets (the “Excluded Assets”):

(i)  subject to Section 2.02(d), all cash and cash equivalents, securities (other than the Shares, if any) and negotiable instruments on hand, in lock boxes, in financial institutions or elsewhere, including any cash residing in any collateral cash account securing any obligation or contingent obligation;

(ii)  all intercompany receivables between Guidant and any of its Affiliates, or between any Affiliate of Guidant and any other Affiliate of Guidant;

(iii)  except as otherwise expressly set forth in this Agreement or the Ancillary Agreements, the ownership right in any property or asset (but expressly excluding all Intellectual Property) that is used both in the Business and in any other businesses of Guidant; provided, however, that such property or asset is not used primarily in, or related primarily to, the Business (a “Shared Asset”);

(iv)  the Real Property listed on Schedule 2.02(c)(iv);

(v)  all businesses of Guidant and its Affiliates not included in the Business, including the cardiac rhythm management, endovascular repair and cardiac surgery businesses, the capital stock and equity interests of EndoVascular Technologies, Inc., a Delaware corporation (“EVT”), or any subsidiary thereof or any assets of EVT or any subsidiary thereof, and including all rights of Guidant, EVT and any other Guidant subsidiary with respect to the ANCURE ENDOGRAFT System (collectively, the “Excluded Businesses”);

(vi)  subject to Section 5.08(c), the Licensed Marks;

(vii)  all assets of any employee or independent contractor compensation or benefit plan, program or arrangement that is maintained or contributed to by Guidant or any of its Affiliates (other than a stand-alone plan, program or arrangement that is sponsored by a Transferred Subsidiary and covers primarily employees of the Business) and that is not transferred to a Purchaser or its Affiliate pursuant to Article VI;

(viii)  subject to the provisions of Article VII, any right to any refund or credit with respect to Taxes relating to any Pre-Closing Tax Period; and

(ix)  all rights of Guidant and its Affiliates arising under this Agreement or from the consummation of the transactions contemplated hereby.

(d)  Guidant shall transfer, or Guidant and Abbott will share, the rights, benefits and obligations associated with investments by Guidant or any of its Affiliates in other Persons (other than Affiliates of Guidant) engaged in the vascular interventional or endovascular solutions businesses in the manner described on Schedule 2.02(d).

(e)  Immediately prior to the Closing, specified Assets of the Transferred Subsidiaries may be transferred pursuant to the Intellectual Property Transfer Agreements by the applicable Transferred Subsidiary (each, an “IP Seller”) to certain Asset Purchasers (each, an “IP Purchaser”). No later than five days prior to the Closing, Abbott shall provide Guidant with Schedule 2.02(e) which shall set forth the specified Assets to be transferred pursuant to this Section 2.02(e), the identity of the IP Purchaser and the corresponding IP Seller, and the portion of the Purchase Price to be paid by the relevant IP Purchaser under each Intellectual Property Transfer Agreement. Abbott shall cause each relevant IP Purchaser, and Guidant shall cause each relevant IP Seller, to execute the applicable Intellectual Property Transfer Agreement immediately prior to the Closing.

(f)  Abbott and Guidant hereby covenant that the transactions to be effected immediately prior to the Closing and described in Section 2.02(e) shall occur in the following sequence: (i) first, the transfer to be effected pursuant to the Intellectual Property Transfer Agreements, (ii) second, the distribution by the IP Sellers set forth on Schedule 2.02(e) to Guidant of the proceeds to be paid by the applicable IP Purchasers under the Intellectual Property Transfer Agreements, and (iii) third, the transfer of the Shares and the Purchased Assets other than the Purchased Assets transferred pursuant to Section 2.02(e).

SECTION 2.03.   Assumption and Exclusion of Liabilities. (a) Upon the terms and subject to the conditions and exclusions set forth in this Agreement, at the Closing, Abbott shall, or shall cause the applicable Asset Purchaser to, assume and agree to pay, perform and discharge when due, any and all of the Liabilities of Guidant and its Affiliates to the extent relating to or arising out of the Business or the Purchased Assets, other than the Excluded Liabilities set forth in Section 2.03(b) below (the “Assumed Liabilities”).

(b)  After the Closing, Guidant and/or its Affiliates shall retain (or, if necessary, expressly assume), and shall be responsible for paying, performing and discharging when due, and none of Abbott, the Purchasers or their Affiliates shall assume (by succession, transfer or assignment or otherwise) or have any responsibility for, any of the following Liabilities (the “Excluded Liabilities”):

(i)  all Liabilities to the extent relating to or arising out of the Excluded Assets;

(ii)  all Liabilities to the extent relating to or arising out of assets or businesses of Guidant or any of its Affiliates that are not included in the Assets or related to the Business;

(iii)  all Liabilities (1) (A) arising from death or personal injury relating to, resulting from, caused by or arising out of, directly or indirectly, the ANCURE ENDOGRAFT System used in the treatment of abdominal aortic aneurysms, including any such Liabilities for negligence, strict liability, design or manufacturing defect, conspiracy, failure to warn, or breach of express or implied warranties of merchantability or fitness for any purpose or use, or (B) otherwise relating to such System, (2) arising from defibrillator product recalls and any related litigation, or (3) arising from any Guidant shareholder litigation with respect to or arising out of the transactions pursuant hereto or the Amended and Restated Agreement and Plan of Merger, dated as of November 14, 2005, among Johnson & Johnson, Shelby Merger Sub, Inc. and Guidant or any amendment or successor agreement thereof;

(iv)  except as provided in Section 6.02(f), all Liabilities (including all claims arising out of any death, accident, disease or injury occurring on or before the Closing, whether asserted before or after the Closing) relating to or arising from any employee or independent contractor compensation or benefit plan, program or arrangement that is maintained or contributed to by Guidant or any of its Affiliates (other than a stand-alone plan, program or arrangement that is sponsored by a Transferred Subsidiary and covers primarily employees of the Business) and that is not transferred to a Purchaser or its Affiliate pursuant to Article VI;

(v)  all indebtedness for borrowed money; and

(vi)  all intercompany payables and loans between Guidant and any of its Affiliates, or between any Affiliate of Guidant and any other Affiliate of Guidant.

SECTION 2.04.   Purchase Price; Allocation of Purchase Price. (a) Subject to the terms and conditions of this Agreement, at the Closing, Abbott, on behalf of itself and the other Purchasers, shall pay to Guidant, on behalf of itself and the Sellers (except (i) as required by applicable Law, in which case the applicable Asset Purchaser shall pay locally to the applicable Asset Seller, (ii) as set forth in Schedule 2.02(e), in which case the applicable IP Purchaser shall pay to Guidant on behalf of the applicable IP Seller, or (iii) as set forth in Section 2.06 with respect to a Deferred Local Closing), an aggregate purchase price for the Purchased Assets and the Shares in an amount in cash equal to $4,100,000,000 (the “Initial Purchase Price”). At the Closing, the Purchasers shall assume the Assumed Liabilities. The Initial Purchase Price, the Assumed Liabilities and the Milestone Payments are collectively referred to herein as the “Purchase Price”. Except as otherwise provided in the parenthetical of Section 2.08(a), the Initial Purchase Price shall be paid at the Closing by wire transfer in immediately available funds to a bank account designated in writing by Guidant no later than three Business Days prior to the Closing. Abbott shall make any required withholding of Taxes from the Purchase Price and shall pay Guidant the Purchase Price net of any such withholding. Abbott shall have no obligation to gross-up, indemnify or otherwise compensate Guidant for any withholding Tax due or imposed with respect to the Purchase Price. No later than five days prior to the Closing, Abbott shall provide Schedule 2.04(a) to Guidant which shall set forth the jurisdictions in which Abbott or the other applicable Purchasers intend to withhold Taxes on payment of the Purchase Price.

(b)  No later than five days prior to the Closing, Abbott shall provide Guidant with an allocation of the Purchase Price by country based on an estimate of the fair market values of the Shares and Purchased Assets (the “Estimated Country Allocation”). As soon as practicable, and in any event not later than five days prior to (i) the latest date required by applicable Law and (ii) seventy days after the Closing, Abbott shall provide for Guidant’s review and comments (A) an allocation of the Purchase Price among the Shares and the Purchased Assets by country based on the fair market values of such Shares and Purchased Assets (the “Country Allocation”), and (B) if required by applicable Law, an allocation by asset category within a particular country (the “In-Country Allocation”). Guidant shall have the right to consent to the Estimated Country Allocation and the In-Country Allocation, which consent shall not be unreasonably withheld or delayed. If Guidant and Abbott are unable to reach agreement on the Country Allocation within five days following the relevant date provided in Section 2.04(b)(ii), the Country Allocation shall be determined by an internationally-recognized independent accounting firm mutually selected by Abbott and Guidant (the “Country Allocation Accounting Firm”) using customary valuation methodologies; provided, however, that the Country Allocation Accounting Firm shall make its determination within thirty days following the date provided in Section 2.04(b)(ii). The determination made by the Country Allocation Accounting Firm shall be, absent manifest error, final and binding on Guidant, on behalf of itself and the Sellers, and Abbott, on behalf of itself and the other Purchasers. The fees and expenses of the Country Allocation Accounting Firm shall be shared equally between Guidant and Abbott. Guidant, on behalf of itself and the Sellers, and Abbott, on behalf of itself and the other Purchasers, shall acknowledge that the Country

Allocation and In-Country Allocation will be done at arm’s length based upon a good faith determination of fair market values.

(c)  Each of Guidant, Abbott and each of their respective Affiliates shall (i) be bound by the Country Allocation and the In-Country Allocation for purposes of determining any Taxes, and (ii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Country Allocation and the In-Country Allocation. None of Guidant, Abbott or their respective Affiliates shall take any position inconsistent with the Country Allocation or the In-Country Allocation in any Tax Return, in any refund claim, in any litigation, or otherwise unless required by final determination by an applicable taxing authority. In the event that the Country Allocation or the In-Country Allocation is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other party hereto, and Abbott and Guidant agree to use their best efforts to defend such Country Allocation or such In-Country Allocation in any audit or similar proceeding.

SECTION 2.05.   Milestone Payments. In addition to the Initial Purchase Price, within three Business Days following the first date of the achievement of the following events, Abbott or any Purchaser shall pay to Guidant or, subject to the prior written consent of Abbott (not to be unreasonably withheld or delayed), its designee the following payments (each, a “Milestone Payment”) by wire transfer in immediately available funds to a bank account designated by Guidant (or, if notice of such designation is received by Abbott later than three Business Days following such first date, the applicable payment shall be made within three Business Days following receipt of such designation): (a) a single, one-time payment in cash equal to $250,000,000, upon and subject to the condition that Abbott or any of its Affiliates or designees has received approval from the FDA to market and sell an everolimus eluting stent in the United States on or before the tenth anniversary of the Closing, and (b) a single, one-time payment in cash equal to $250,000,000, upon and subject to the condition that Abbott or any of its Affiliates or designees has received approval from the Ministry of Health, Labour and Welfare of Japan to market and sell an everolimus eluting stent in Japan on or before the tenth anniversary of the Closing; provided, however, that in the event of a failure by Boston Scientific or any of its Affiliates to pay any principal or interest when due (by operation of Law or otherwise) on the Note or on Principal Indebtedness, any proceeds Guidant or its designee receives or is entitled to receive with respect to the Milestone Payments pursuant to this Section 2.05 will be immediately applied upon receipt thereof (or, in the case of any such Milestone Payments which shall be due but not have been paid at such time, may be applied by Abbott directly), by set-off or recoupment, to prepay any amounts then outstanding under the Note. Total Milestone Payments shall not exceed $500,000,000. As a condition to any sale, assignment or transfer of any of the Milestone Payments by Guidant to any Person (other than an Affiliate of Guidant), Guidant shall cause any such Person to acknowledge in writing (with a copy of such acknowledgement to be delivered to Abbott) its agreement to the provisions of this Section 2.05.

SECTION 2.06.   Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares and the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held immediately prior to the consummation of the Merger at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York at 10:00 a.m., New York time, on the second Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Article VIII, or at such other place or at such other time or on such other date as Guidant and Abbott may mutually agree upon in writing; provided, however, that if the approvals described on Schedule 2.06 required in one or more of the jurisdictions listed on Schedule 2.06 (“Required Consent Jurisdictions”) have not been obtained at the time of the Closing, then the parties shall defer the Closing solely with respect to the Shares or Purchased Assets related to such Required Consent Jurisdictions as described on Schedule 2.06 (each, a “Deferred Local Closing”). In such event, (a) the legal interest in and to the relevant Shares or Purchased Assets shall not be assigned, transferred or conveyed to the applicable Purchaser unless and until the Deferred Local Closing occurs, (b) to the extent permitted under applicable Law, the applicable Purchaser shall acquire a beneficial interest in and to the relevant Shares or Purchased Assets at the Closing (including all cash and cash equivalents generated with respect thereto), (c) until the Deferred Local Closing occurs, Guidant and its Affiliates shall conduct the Business in the Required Consent Jurisdictions for the benefit and at the expense of Abbott, and (d) Guidant and its Affiliates shall not integrate the Excluded Assets in the Required Consent Jurisdictions with the businesses of Boston Scientific or its Affiliates until such time as the Deferred Local Closing has occurred. The Deferred Local Closing shall occur no later than three Business Days following receipt of the necessary consents and the expiration of all mandatory waiting periods, or at such time as the parties may mutually agree upon in writing. At Guidant’s election, Abbott or the applicable Purchaser shall either (i) deliver, on the date of the Closing, the portion of the Initial Purchase Price allocated to the Shares and the Purchased Assets related to each Deferred Local Closing pursuant to Section 2.04(b) to a third-party trust account maintained by an escrow agent (to be mutually agreed by Abbott and Guidant prior to the Closing), which portions shall be released to Guidant or the applicable Seller on the date of the applicable Deferred Local Closing, or (ii) pay to Guidant or the applicable Seller the portion of the Initial Purchase Price allocated to the Shares and the Purchased Assets related to each Deferred Local Closing pursuant to Section 2.04(b) on the date of such Deferred Local Closing. Guidant shall notify Abbott in writing of its election at least 10 days prior to the Closing. Solely with respect to each Deferred Local Closing, the conditions set forth in each of Sections 8.01(b) and (c) and 8.02(b) and (c) must be satisfied at or prior to such Deferred Local Closing instead of the Closing.

SECTION 2.07.   Closing Deliveries by Guidant. At the Closing, Guidant shall deliver, or cause to be delivered, to the applicable Purchaser:

(a)  other than with respect to uncertificated Shares (with respect to which such notarial deeds or other instruments of transfer duly executed by the applicable Share Seller will be delivered as required under applicable Law to give effect to the transfer of such uncertificated Shares), stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank and with all required stock transfer Tax stamps affixed, in all cases free and clear of any Encumbrances;

(b)  copies of the resolutions (or local equivalent) of the board of directors (or local equivalent) and, where required, the stockholders of each Seller, authorizing and approving the transactions contemplated by this Agreement and the applicable Ancillary Agreements, to the extent applicable to such Seller, certified by the respective corporate secretary (or local equivalent) or a director to be true and complete and in full force and effect and unmodified as of the Closing;

(c)  executed counterparts of each Ancillary Agreement to which Guidant or the applicable Seller is a party and such other instruments, in form and substance reasonably satisfactory to Abbott, as may be reasonably requested by Abbott or necessary under applicable Law to effect the transfer of the Purchased Assets and the Shares to the Purchasers and to evidence such transfer in the public records, in each case duly executed by Guidant or the applicable Seller;

(d)  a receipt for the Initial Purchase Price; and

(e)  the certificate required by Section 8.02(a).

SECTION 2.08.   Closing Deliveries by Abbott. At the Closing, Abbott shall deliver, or cause to be delivered, to Guidant or the Applicable Seller:

(a)  the Initial Purchase Price, by wire transfer in immediately available funds to an account or accounts designated in writing by Guidant not fewer than three Business Days prior to the Closing (except as otherwise may be required by applicable Law, in which case the portion of the Initial Purchase Price that must be paid locally to the applicable Asset Seller shall be paid by wire transfer in immediately available funds (in the local currency, if required by applicable Law) to a local bank account of such Asset Seller designated in writing by Guidant no fewer than three Business Days prior to the Closing);

(b)  copies of the resolutions (or local equivalent) of the board of directors (or local equivalent) and, where required, the stockholders of each Purchaser, authorizing and approving the transactions contemplated by this Agreement and the applicable Ancillary Agreements to the extent applicable to such Purchaser, certified by the respective corporate secretary (or local equivalent) or a director to be true and complete and in full force and effect and unmodified as of the Closing;

(c)  executed counterparts of each Ancillary Agreement to which Abbott or the applicable Purchaser is a party and such other instruments, in form and substance reasonably satisfactory to Guidant, as may be reasonably requested by Guidant or necessary under applicable Law to effect the assumption by Abbott and/or the Purchasers of the Assumed Liabilities and to evidence such assumption in the public records; and

(d)  the certificate required by Section 8.01(a).

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF GUIDANT

Guidant hereby represents and warrants to Abbott as follows:

SECTION 3.01.   Organization, Authority and Qualification. (a) Guidant is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Indiana and has all necessary corporate power and authority to enter into, execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party. The execution and delivery by Guidant of this Agreement and the Ancillary Agreements to which it is a party, the performance by Guidant of its obligations hereunder and thereunder and the consummation by Guidant of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Guidant. This Agreement has been, and upon their execution each of the Ancillary Agreements to which Guidant is a party will be, duly executed and delivered by Guidant, and, assuming due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement is, and each of the Ancillary Agreements to which Guidant is a party will be, a legal, valid and binding obligation of Guidant, enforceable against it in accordance with its terms.

(b)  Each Seller has been duly organized, is a validly existing legal entity and, where applicable, is in good standing (or its local equivalent) under the Laws of the jurisdiction of its organization, and will have when executed as provided in this Agreement all necessary corporate power and authority to enter into, execute and deliver each Ancillary Agreement to which it is a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by each Seller of each Ancillary Agreement to which it is a party, the performance by such Seller of its obligations thereunder and the consummation by such Seller of the transactions contemplated thereby will be, when executed as provided in this Agreement, duly authorized by all requisite corporate action on the part of such Seller. Each Ancillary Agreement to which a Seller is a party will be, when executed as provided in this Agreement, duly executed and delivered by such Seller and, assuming due authorization, execution and delivery by the other parties thereto, will constitute, when executed as provided in this Agreement, a legal, valid and binding obligation of such Seller enforceable against it in accordance with its terms.

SECTION 3.02.   Organization, Authority and Qualification of the Transferred Subsidiaries. Each Transferred Subsidiary is a company duly organized, validly existing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it has been and is currently conducted. Each Transferred Subsidiary is duly licensed or qualified to do business and is in good standing (or its local equivalent) in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except to the extent that the failure to be so licensed, qualified or in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. True and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of each Transferred Subsidiary have been delivered by Guidant to Abbott.

SECTION 3.03.   Capitalization; Ownership of Shares. (a) Section 3.03(a) of the Disclosure Schedule sets forth a list of each Transferred Subsidiary, and sets forth, for each Transferred Subsidiary, the name, type of entity, jurisdiction and date of its incorporation or organization, its authorized capital stock, the number and type of its issued and outstanding shares of capital stock or similar ownership interests of each Transferred Subsidiary and all of the Persons owning all the issued and outstanding shares of capital stock or similar ownership interests of each Transferred Subsidiary. All the issued and outstanding shares of capital stock or similar ownership interests of each Transferred Subsidiary have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by Guidant, the applicable Share Seller or by a Transferred Subsidiary free and clear of all Encumbrances and free of any restriction on the right to vote, sell or otherwise dispose of such issued and outstanding shares of capital stock or similar ownership interests of each Transferred Subsidiary. Except as set forth in Section 3.03(a) of the Disclosure Schedule and except for this Agreement, there are no options, warrants, calls, subscriptions, convertible securities or other rights, securities, agreements, arrangements or commitments relating to the issued and outstanding shares of capital stock or similar ownership interests of each Transferred Subsidiary or obligating Guidant or its Affiliates to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock or similar ownership interests of any Transferred Subsidiary, or grant, extend or enter into any such agreement, arrangement or commitment. The Shares constitute all the issued and outstanding capital stock of the Transferred Subsidiaries. There are no outstanding contractual obligations of Guidant or its Affiliates to repurchase, redeem or otherwise acquire any Shares or any other interest in the Transferred Subsidiaries.

(b) Section 3.03(b) of the Disclosure Schedule sets forth a true and complete list of each investment by Guidant or any of its Affiliates in other Persons (other than Affiliates of Guidant) engaged in the vascular interventional or endovascular solutions businesses.

SECTION 3.04.   No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained, all filings and notifications listed in Section 3.05 of the Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to Abbott or the other Purchasers, the execution, delivery and performance by Guidant of this Agreement, and the execution, delivery and performance by each of Guidant and each Seller of the Ancillary Agreements to which it is a party, do not and will not (a) violate, conflict with or result in the breach of the certificate of incorporation or by laws (or similar organizational documents) of Guidant, the Sellers or the Transferred Subsidiaries, (b) conflict with or violate any Law or Governmental Order applicable to Guidant, the Sellers or the Transferred Subsidiaries, as applicable, or their respective properties or other assets, or (c) except as set forth in Section 3.04(c) of the Disclosure Schedule, conflict with, result in any violation or breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) in or upon the properties or other assets of the Business or any Transferred Subsidiary under, any Contract to which Guidant, a Seller or a Transferred Subsidiary is a party, or to which any of the respective Purchased Assets is subject, except, in the case of clauses (b) and (c), as individually or in the aggregate has not had and would not reasonably be expected to (i) have a Material Adverse Effect, (ii) impair in any material respect the ability of Guidant or any Seller to perform its obligations under this Agreement, or (iii) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement.

SECTION 3.05.   Governmental Consents and Approvals. The execution, delivery and performance by Guidant of this Agreement, and the execution, delivery and performance by each of Guidant and each Seller of each Ancillary Agreement to which it is a party, do not and will not require any consent, approval or other order or authorization of, action by or in respect of, or registration, declaration or filing with or notification to, any Governmental Authority, except (a) the requirements of the applicable Council Regulation of the European Union, as amended (the “EU Merger Regulation”), and, to the extent applicable, the requirements of the HSR Act and the antitrust Laws of any other relevant jurisdiction, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, or (d) as may be necessary as a result of any facts or circumstances relating solely to Abbott or any of its Affiliates.

SECTION 3.06.   Conduct in the Ordinary Course. Except for Liabilities incurred in connection with, and actions taken in compliance with, this Agreement, since the date of the most recent financial statements included in the “Filed Company SEC Documents” (as defined in the Merger Agreement), the Business has been conducted only in the ordinary course consistent with past practice, and there has not been any Material Adverse Effect, and from such date until the date hereof there has not been: (a) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of any Transferred Subsidiary, other than dividends or distributions by a Transferred Subsidiary to Guidant or a Share Seller, (b) any purchase, redemption or other acquisition by a Transferred Subsidiary of any shares of capital stock or any other securities of such Transferred Subsidiary or any options, warrants, calls or rights to acquire such shares or other securities, (c) any split, combination or reclassification of any capital stock of a Transferred Subsidiary or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of their respective capital stock, (d) (i) any granting by Guidant or any of its Affiliates to any current or former (A) director of a Transferred Subsidiary or (B) U.S. Business Employee or Non-U.S. Business Employee who is treated as a Tier I Employee (a “Tier I Employee”) or Tier II Employee (a “Tier II Employee”) for purposes of Guidant’s Change in Control Severance Pay Plan for Select Employees (all individuals described in the foregoing clauses (A) and (B) of this clause (d)(i), collectively, the “Key Personnel”), of any increase in compensation, bonus or fringe or other benefits, except for normal increases in cash compensation (including cash bonuses) in the ordinary course of business consistent with past practice or as was required under any (y) employment, deferred compensation, consulting, severance, change of control, termination or indemnification contract with any Key Personnel or (z) contract with any Key Personnel the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Guidant of a nature contemplated by the Merger Agreement (all such contracts in the foregoing clauses (y) and (z) of this clause (d)(i), collectively, “Guidant Benefit Agreements”) or Guidant Benefit Plan (as defined in Section 3.12), (ii) any granting by Guidant or any of its Affiliates to any Key Personnel of (A) any increase in severance or termination pay or (B) any right to receive any severance or termination pay except for severance or termination pay received in the ordinary course of business consistent with past practice or as was required under any Guidant Benefit Agreement or Guidant Benefit Plan, (iii) any entry by Guidant or any of its Affiliates into, or any amendments of, any Guidant Benefit Agreement, (iv) the removal or modification of any restrictions in any Guidant Benefit Agreement or Guidant Benefit Plan or awards made thereunder, except as required to comply with applicable Law or any Guidant Benefit Agreement or Guidant Benefit Plan in effect as of the date hereof or (v) the adoption, amendment or termination of any Guidant Benefit Plan, other than, in the cases of clauses (i), (ii), (iii) and (iv), such increases, amendments, new agreements, removals, modifications or terminations with respect to Tier II Employees that (1) do not provide for any increase in compensation or benefits for any individual Tier II Employee that is material in relation to such Tier II Employee’s compensation or benefits prior to such increase and (2) in the aggregate do not result in any material increase in compensation, benefits or other similar expenses of the Business, (e) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect, (f) any change in accounting methods, principles or practices of the Business materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP or (g) any material Tax election or any settlement or compromise of any material income Tax liability.

SECTION 3.07.   Litigation. Except as set forth in Section 3.07 of the Disclosure Schedule, and except with respect to Taxes, which are the subject of Section 3.13, there is no Action pending or, to the Knowledge of Guidant, threatened, against or affecting a Transferred Subsidiary, the Business or the Assets that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect, nor is there any demand or letter of any Governmental Authority or any Governmental Order outstanding against, or, to the Knowledge of Guidant, investigation by any Governmental Authority involving, a Transferred Subsidiary, the Business or the Assets that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect. As of the date hereof, no Action by or against Guidant or any of its Affiliates is pending, or to the Knowledge of Guidant, threatened, that would reasonably be expected to affect the legality, validity or enforceability of this Agreement or prevent the consummation of the transactions contemplated hereby.

SECTION 3.08.   Compliance with Laws. Except with respect to Environmental Laws, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Taxes and regulatory compliance, which are the subjects of Sections 3.09, 3.12, 3.13 and 3.15, respectively, each of the Transferred Subsidiaries and the Business is in compliance with all Laws and Governmental Orders applicable to it, its properties or other assets or its business or operations, except for failures to be in such compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Transferred Subsidiaries and the Business has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Authorities (collectively, “Permits”), including all Permits under the Federal Food, Drug and Cosmetic Act of 1938, as amended (including the rules and regulations promulgated thereunder, the “FDCA”), necessary for the Transferred Subsidiaries and the Business to own, lease or operate its properties and other assets and to carry on its activities and operations as currently conducted, except where the failure to have such Permits individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Since January 1, 2000, there has not occurred any default under, or violation of, any such Permit, except for any such default or violation that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by this Agreement, in and of itself, would not cause the revocation or cancellation of any such

Permit that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

SECTION 3.09.   Environmental Matters. Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect: (i) during the period of ownership or operation by Guidant and its Affiliates of any of their current or former Owned Business Real Property or Leased Business Real Property, there have been no Environmental Releases of Hazardous Materials in, on, under or affecting any properties that would subject the Business to any Liability under any Environmental Law or require any expenditure by the Transferred Subsidiaries or the Business for remediation to meet applicable standards thereunder; (ii) prior to and after, as applicable, the period of ownership or operation by Guidant, and its Affiliates of any of their current or former Owned Business Real Property or Leased Business Real Property, to the Knowledge of Guidant, there were no Environmental Releases of Hazardous Materials in, on, under or affecting any properties that would subject the Transferred Subsidiaries or the Business to any Liability under any Environmental Law or require any expenditure by the Transferred Subsidiaries or the Business for remediation to meet applicable standards thereunder; (iii) none of the Transferred Subsidiaries are subject to any indemnity obligation or other contract with any Person relating to obligations or Liabilities under Environmental Laws; and (iv) to the Knowledge of Guidant, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action, proceeding or liability against or affecting a Transferred Subsidiary or the Business relating to or arising under Environmental Laws.

SECTION 3.10.   Intellectual Property. (a) Section 3.10(a) of the Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list (in all material respects) of all patents and applications therefor, registered trademarks and applications therefor, domain name registrations and copyright registrations (if any) that are included in the Business Intellectual Property and are material to the conduct of the Business as currently conducted. Such Intellectual Property rights required to be listed in Section 3.10(a) of the Disclosure Schedule, together with any tradename rights, trade secret or know how rights, service mark rights, trademark rights, patent rights, Intellectual Property rights in computer programs or software or other type of Intellectual Property rights, in each case, that are used primarily in or related primarily to the Business and that are material to the conduct of the Business, taken as a whole, as currently conducted, are collectively referred to herein as the “Intellectual Property Rights”. All Intellectual Property Rights are either (i) owned by Guidant, a Transferred Subsidiary or an Asset Seller free and clear of all Encumbrances (other than Permitted Encumbrances) or (ii) licensed to Guidant, a Transferred Subsidiary or an Asset Seller free and clear (to the Knowledge of Guidant) of all Encumbrances (other than Permitted Encumbrances), except where the failure to so own or license such Intellectual Property Rights individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. There are no claims pending or, to the Knowledge of Guidant, threatened with regard to the ownership or, to the Knowledge of Guidant, licensing by Guidant, the Transferred Subsidiaries or the Asset Sellers of any Intellectual Property Rights which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect. Guidant, a Transferred Subsidiary or an Asset Seller owns, is validly licensed or otherwise has the right to use all Intellectual Property Rights, except where the failure to own, have a valid license or otherwise have rights to use such Intellectual Property Rights individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The execution and delivery of this Agreement and the Ancillary Agreements by Guidant and its Affiliates (other than the Transferred Subsidiaries) does not, and the consummation by Guidant of the Closing and the other transactions contemplated by this Agreement and the Ancillary Agreements will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance in or upon, any Intellectual Property Right, in each case that individually or in the aggregate has not had or would reasonably be expected to have a Material Adverse Effect. Section 3.10(a)(i) of the Disclosure Schedule sets forth, as of the date hereof, all contracts under which Guidant, the Transferred Subsidiaries or the Asset Sellers is obligated to make payments to third parties for use of any Intellectual Property Rights with respect to the commercialization of any products that are, as of the date hereof, being sold, manufactured by or under development by the Business and for which such payments are in excess of $2,000,000 per year for any single product. The aggregate amount of all such payments that the Business is obligated to make under any contract of the type described in the immediately preceding sentence that are not required to be disclosed pursuant to such sentence does not exceed $10,000,000 per year.

(b) There are no pending or, to the Knowledge of Guidant, threatened claims that the operation of the Business or any Transferred Subsidiary has infringed or is infringing (including with respect to the manufacture, use or sale by the Business or the Transferred Subsidiaries of any products or to the operations of the Business and the Transferred Subsidiaries) any intellectual property rights of any Person that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect. To the Knowledge of Guidant, as of the date of this Agreement, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any claim by a Person to exclude or prevent the Business from freely using its Intellectual Property Rights and that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

(c) All patents required to be listed in Section 3.10(a) of the Disclosure Schedule that are owned by Guidant or its Affiliates have been duly registered and/or filed with or issued by each appropriate Governmental Authority, all necessary affidavits of continuing use have been timely filed, and all necessary maintenance fees have been timely paid to continue all such rights in effect, other than failures to be duly registered, filed, issued or paid that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. None of the patents required to be listed in Section 3.10(a) of the Disclosure Schedule that are owned by Guidant or its Affiliates has expired or been declared invalid, in whole or in part, by any Governmental Authority, other than such expirations or declarations of invalidity that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. There are no ongoing interferences, oppositions, reissues, reexaminations or other proceedings challenging any of the patents or patent applications required to be listed in Section 3.10(a) of the Disclosure Schedule and owned by Guidant or its Affiliates for the benefit of the Business and the Transferred Subsidiaries (or, to the Knowledge of Guidant, challenging any such patents or patent applications licensed to the Business or the Transferred Subsidiaries), including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency, other than such interferences, oppositions, reissues, reexaminations or proceedings that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(d) Except as has not had and would not reasonably be expected to have a Material Adverse Effect, Guidant and its Affiliates have used commercially reasonable efforts to maintain their material trade secrets included in the Business Intellectual Property in confidence.

SECTION 3.11.   Title.  Each of Guidant and each Asset Seller and Transferred Subsidiary has valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to, all of its Owned Business Real Property or Leased Business Real Property, as applicable, and other tangible Assets necessary for the conduct of the Business as currently conducted, except as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Each of Guidant and each Asset Seller and Transferred Subsidiary has complied with the terms of all leases or subleases relating to Leased Business Real Property to which it is a party and under which it is in occupancy, and all leases relating to Leased Business Real Property to which Guidant or any Asset Seller or Transferred Subsidiary is a party and under which it is in occupancy are in full force and effect, except for such failure to comply or be in full force and effect that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. None of Guidant or any Asset Seller or Transferred Subsidiary has received any written notice of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a default with respect to any lease or sublease regarding the Leased Business Real Property to which it is a party, which defaults individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.12.   Employee Benefit Matters. (a)  Section 3.12(a) of the Disclosure Schedule contains a complete and accurate list, as of the date hereof, of (i) each employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy or contract maintained, contributed to or required to be maintained or contributed to by Guidant or any of the Asset Sellers or Transferred Subsidiaries or any other Person that, together with Guidant, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”) (exclusive of any such plan, program, policy or contract mandated by and maintained solely pursuant to applicable Law), in each case providing benefits to any current or former U.S. Business Employee or Non-U.S. Business Employee (collectively, but exclusive of individual option and restricted award agreements issued under the Company Stock Plans, the “Guidant Benefit Plans”) and (ii) each Guidant Benefit Agreement (exclusive of local offer letters mandated under applicable non-U.S. Law that do not impose any severance obligations other than any mandatory statutory severance). Guidant has caused to be made available to Abbott a true and complete copy of (i) each Guidant Benefit Plan or, at Guidant’s option, in the case of Guidant Benefit Plans maintained primarily for Non-U.S. Business Employees, a summary thereof (or, in either case, with respect to any unwritten Guidant Benefit Plans, descriptions thereof) and each Guidant

Benefit Agreement (exclusive of local offer letters mandated under applicable foreign Law that do not impose any severance obligations other than mandatory severance), (ii) the two most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Guidant Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Guidant Benefit Plan for which such summary plan description is required, and (iv) each trust and insurance or group annuity contract relating to any Guidant Benefit Plan.

(b)  Each Guidant Benefit Plan has been administered in all material respects in accordance with its terms and the requirements of all applicable Laws. Each of Guidant, a Transferred Subsidiary or an Asset Seller, as the case may be, has performed all material obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and Guidant has no Knowledge of any material default or violation by any other party to, any Guidant Benefit Plan. No Action is pending or, to the Knowledge of Guidant, threatened with respect to any Guidant Benefit Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of Guidant, no fact or event exists that could give rise to any such Action. Each of Guidant, the Transferred Subsidiaries, the Asset Sellers and all the Guidant Benefit Plans are all in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws, including Laws of foreign jurisdictions, and the terms of all collective bargaining Contracts.

(c)  All Guidant Benefit Plans intended to be tax-qualified have received favorable determination letters from the IRS with respect to “TRA” (as defined in Section 1 of IRS Rev. Proc. 93-39), and have timely filed with the IRS determination letter applications (or have received such a determination letter) with respect to “GUST” (as defined in Section 1 of IRS Notice 2001-42), to the effect that such Guidant Benefit Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (nor, to the Knowledge of Guidant, has revocation been threatened) and to the Knowledge of Guidant, no event has occurred since the date of the most recent determination letter or application therefor relating to any such Guidant Benefit Plan that would reasonably be expected to adversely affect the qualification of such Guidant Benefit Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA.  Guidant has provided to Abbott a complete and accurate copy of the most recent determination letter received prior to the date hereof with respect to each Guidant Benefit Plan, as well as a complete and accurate copy of each pending application for a determination letter, if any.  Guidant has also provided to Abbott a complete and accurate list of all amendments to any Guidant Benefit Plan as to which a favorable determination letter has not yet been received.

(d)  Except as set forth on Section 3.12(d) of the Disclosure Schedule, neither Guidant nor any Commonly Controlled Entity has, during the six-year period ending on the date hereof, maintained, contributed to or been required to contribute to any Guidant Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code, or any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.  Except as has not had and would not reasonably be expected to have a Material Adverse Effect, neither Guidant nor any Commonly Controlled Entity has any unsatisfied liability under Title IV of ERISA.  To the Knowledge of Guidant, no condition exists that presents a material risk to Guidant, a Transferred Subsidiary or an Asset Seller of incurring a material liability under Title IV of ERISA.  The Pension Benefit Guaranty Corporation has not instituted proceedings under Section 4042 of ERISA to terminate any Guidant Benefit Plan and, to the Knowledge of Guidant, no condition exists that presents a material risk that such proceedings will be instituted.

(e)  Except as has not had and would not reasonably be expected to have a Material Adverse Effect, (i) all reports, returns and similar documents with respect to all Guidant Benefit Plans required to be filed with any Governmental Authority or distributed to any Guidant Benefit Plan participant have been duly and timely filed or distributed, (ii) none of Guidant or any of the Transferred Subsidiaries has received notice of, and to the Knowledge of Guidant, there are no investigations by any Governmental Authority with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Guidant Benefit Plans), suits or proceedings against or involving any Guidant Benefit Plan or asserting any rights or claims to benefits under any Guidant Benefit Plan that could reasonably be expected to give rise to any material liability, and (iii) to the Knowledge of Guidant, there are not any facts that could give rise to any liability in the event of any such investigation, claim, suit or proceeding.

(f)  Except as has not had and would not reasonably be expected to have a Material Adverse Effect, (i) all contributions, premiums and benefit payments under or in connection with any Guidant Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Guidant Benefit Plans and applicable Laws have been timely made or will be made in accordance with applicable Law, and (ii) no Guidant Benefit Plan has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(g)  With respect to each Guidant Benefit Plan, except as has not had and would not reasonably be expected to have a Material Adverse Effect, (i) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) in which any Transferred Subsidiary or Asset Seller or any U.S. Business Employee or Non-U.S. Business Employee, or, to the Knowledge of Guidant, any trustee, administrator or other fiduciary of such Guidant Benefit Plan, or any agent of the foregoing, has engaged that could reasonably be expected to subject any Transferred Subsidiary or Asset Seller or any U.S. Business Employee or Non-U.S. Business Employee, or any such trustee, administrator or other fiduciary, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA, and (ii) none of the Transferred Subsidiaries, Asset Sellers, U.S. Business Employees or Non-U.S. Business Employees or, to the Knowledge of Guidant, trustees, administrators or other fiduciaries of any Guidant Benefit Plan nor any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that could reasonably be expected to subject any Transferred Subsidiary, Asset Seller or any U.S. Business Employee or Non-U.S. Business Employee or, to the Knowledge of Guidant, any such trustee, administrator or other fiduciary, to any liability for breach of fiduciary duty under ERISA or any other applicable Law.

(h)  Each Guidant Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) may be amended or terminated (including with respect to benefits provided to retirees and other former employees) at any time after Closing. Each of Guidant and the Commonly Controlled Entities complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, Sections 601-609 of ERISA or any

similar state or local Law with respect to each Guidant Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code or such state Law.  None of Guidant, any Transferred Subsidiary or any Asset Seller has any material obligations for health or life insurance benefits following termination of employment under any Guidant Benefit Plan (other than for continuation coverage required under Section 4980(B)(f) of the Code).

(i)  Except as set forth on Section 3.12(i) of the Disclosure Schedule, none of the execution and delivery of this Agreement or the consummation of any transaction contemplated by this Agreement (alone or in conjunction with any other event, including as a result of any termination of employment on or following the Closing) will (i) entitle any current or former U.S. Business Employee or Non-U.S. Business Employee to severance or termination pay, (ii) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Guidant Benefit Plan or Guidant Benefit Agreement, or (iii) result in any breach or violation of, or a default under, any Guidant Benefit Plan or Guidant Benefit Agreement.

(j)  Neither Guidant nor any of the Transferred Subsidiaries or Asset Sellers has any material liability or obligations, including under or on account of a Guidant Benefit Plan, arising out of the hiring of persons to provide services to the Business and treating such persons as consultants or independent contractors and not as employees of the Business.  No current or former independent contractor that provides or provided personal services to the Business (other than a current or former director) is entitled to any material fringe or other benefits (other than cash consulting fees) pursuant to any plan, program, policy or contract to which Guidant, any Transferred Subsidiary or any Asset Seller is a party or which is maintained, sponsored or contributed to by Guidant, any Transferred Subsidiary or any Asset Seller.

(k)  No material deduction by a Transferred Subsidiary in respect of any “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code.  For each of the Key Personnel, Guidant has previously provided to Abbott (i) accurate Form W-2 information for the 1999, 2000, 2001, 2002 and 2003 calendar years, (ii) annual base salary as of the date hereof, actual bonus earned for the 2003 calendar year and target annual bonus for the 2004 calendar year, (iii) a list, as of the date hereof, of all outstanding Company Stock Options, Company Restricted Stock and Company Stock-Based Awards granted under the Company Stock Plans or otherwise (other than rights under the ESPP), together with (as applicable) the number of shares of Guidant common stock subject thereto, and the grant dates, expiration dates, exercise or base prices and vesting schedules thereof, (iv) estimated current annual cost of welfare benefits, and (v) estimated costs of the pension benefit enhancement under Section 8 of Guidant’s Change in Control Severance Pay Plan for Select Employees. For purposes of this Section 3.12(k), the terms “Company Stock Options”, “Company Restricted Stock”, “Company Stock-Based Awards”, “Company Stock Plans” and “ESPP” shall have the meanings ascribed to such terms in Section 3.01(c) of the Merger Agreement.

(l)  Except as provided in accordance with Guidant’s Change in Control Severance Pay Plan for Select Employees, no current or former U.S. Business Employee or Non-U.S. Business Employee is entitled to receive any additional payment from Guidant or any

Transferred Subsidiary or Asset Seller by reason of the excise tax required by Section 4999(a) of the Code being imposed on such person by reason of the transactions contemplated by the Merger Agreement.

(m)  From the date of the most recent financial statements included in the Filed Company SEC Documents through the date of this Agreement, there has not been any adoption, material amendment or termination by Guidant or any of its Affiliates of any collective bargaining or other labor union contract to which Guidant or any of its Affiliates is a party or by which Guidant or any of its Affiliates is bound and affecting the U.S. Business Employees, the Non-U.S. Business Employees or the Transferred Subsidiaries. As of the date of this Agreement, none of the U.S. Business Employees are represented by any union with respect to their employment by Guidant, a Transferred Subsidiary or an Asset Seller. Except as set forth in Section 3.12(m) of the Disclosure Schedule, there are no collective bargaining agreements or other labor union contracts to which Guidant or any of its Subsidiaries is a party or by which Guidant or any of its Subsidiaries is bound. Since January 1, 2003, with respect to the Business, none of Guidant, a Transferred Subsidiary or an Asset Seller has experienced any material labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to labor disagreements.

SECTION 3.13.   Taxes. Except as has not had and would not reasonably be expected to have a Material Adverse Effect:

(a)  all Tax Returns required by applicable Law to have been filed with any Governmental Authority by, or with respect to, Guidant and its Affiliates (with respect to the Shares, the Assets or the Business) have been filed in a timely manner (taking into account any valid extension) in accordance with all applicable Laws, and all such Tax Returns are true and complete in all material respects;

(b)  Guidant and its Affiliates (with respect to the Shares, the Assets or the Business) have paid (or have had paid on its behalf) all Taxes due and owing, and the most recent financial statements of Guidant filed with the SEC for which Guidant and its Affiliates are included reflect an adequate accrual for all Taxes payable by Guidant and its Affiliates (with respect to the Shares, the Assets or the Business) for all taxable periods and portions thereof accrued through the date of such financial statements;

(c)  there are no Encumbrances for Taxes on any of the Shares or the Assets other than for Taxes not yet due and payable;

(d)  Guidant and its Affiliates (with respect to the Shares, the Assets or the Business) have complied with all applicable Laws relating to the payment and withholding of Taxes;

(e)  no written notification has been received by Guidant and its Affiliates (with respect to the Shares, the Assets or the Business) that any federal, state, local or foreign audit, examination or similar proceeding is pending, proposed or asserted with regard to any Taxes or Tax Returns of Guidant and its Affiliates (with respect to the Shares, the Assets or the Business);

(f)  there is no currently effective Contract extending, or having the effect of extending, the period of assessment or collection of any federal, state or, to the Knowledge of Guidant, non-United States Taxes by Guidant and its Affiliates (with respect to the Shares, the Assets or the Business) nor has any request been made for any such extension;

(g)  no written notice of a claim or pending investigation has been received from any state, local or other jurisdiction with which Guidant and its Affiliates currently does not file tax returns, alleging that Guidant or its Affiliate (with respect to the Shares, the Assets or the Business) has a duty to file tax returns and pay taxes or is otherwise subject to the taxing authority of such jurisdiction;

(h)  none of the Transferred Subsidiaries joins or has joined, for any taxable period during the eight years prior to the date of this Agreement, in the filing of any affiliated, aggregate, consolidated, combined or unitary federal, state, local or, to the Knowledge of Guidant, non-United States Tax Return other than consolidated Tax Returns for the consolidated group of which Guidant is the common parent;

(i)  none of Guidant or its Affiliates (with respect to the Shares, the Assets or the Business) is a party to or bound by any Tax sharing agreement or Tax indemnity agreement, arrangement or practice (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority);

(j)  none of the Transferred Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement;

(k)  none of the Transferred Subsidiaries will be required to include in a taxable period ending after the Closing taxable income attributable to income that accrued in a prior taxable period (or portion of a taxable period) but was not recognized for Tax purposes in any prior taxable period as a result of (i) an open transaction disposition made on or before the Closing, (ii) a prepaid amount received on or prior to the Closing, (iii) the installment method of accounting, (iv) the long-term contract method of accounting, (v) the cash method of accounting or Section 481 of the Code, or (vi) any comparable provisions of state or local Tax Law, domestic or foreign, or for any other reason, other than any amounts that are specifically reflected in a reserve for Taxes on the most recent financial statements of Guidant filed with the SEC for which the Transferred Subsidiaries are included; and

(l)  none of the Transferred Subsidiaries has entered into a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2).

SECTION 3.14.   Material Contracts. (a)  Except as set forth in Section 3.14(a) of the Disclosure Schedule, as of the date hereof, neither Guidant nor any of its Affiliates is a party to, and none of the Assets are subject to, any Contract related to the Business that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(b)  Section 3.14(b) of the Disclosure Schedule contains a complete and accurate list, as of the date hereof, of:

(i)  each material Contract related to the Business restricting or purporting to restrict the ability of Guidant or any Asset Seller or Transferred Subsidiary to compete in any line of business, geographic area or customer segment; and

(ii)  each material Contract relating to distribution, sale, supply, licensing, co-promotion or manufacturing of any products or services of the Business or any products licensed by the Business.

(c)  None of Guidant or any Share Seller, Asset Seller or Transferred Subsidiary or, to the Knowledge of Guidant, any other party thereto is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation or default by any of Guidant or any of its Affiliates or, to the Knowledge of Guidant, any other party thereto under) any Contract relating to the Business to which it is a party or by which it or any of its Assets is bound, except for violations or defaults that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Neither Guidant nor any of its Affiliates has entered into any Contract relating to the Business that is currently in effect that is required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC.

SECTION 3.15.   Regulatory Matters. Except as set forth in Section 3.15 of the Disclosure Schedule:

(a)  As to each product subject to the FDCA or similar Law in any foreign jurisdiction that is developed, manufactured, tested, distributed and/or marketed by the Business (a “Medical Device”), each such Medical Device is being developed, manufactured, tested, distributed and/or marketed in compliance with all applicable requirements under the FDCA and similar Laws, including those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, and in compliance with the Advanced Medical Technology Association Code of Ethics on Interactions with Healthcare Professionals and the American Medical Association’s guidelines on gifts to physicians, except for failures that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. None of Guidant or its Affiliates has received any notice or other communication from the FDA or any other Governmental Authority (i) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any products of the Business, or (ii) otherwise alleging any violation applicable to any Medical Device of any Law, in the case of (i) and (ii), that individually or in the aggregate have not had and would reasonably be expected to have a Material Adverse Effect.

(b)  No Medical Device is under consideration by senior management of Guidant or its Affiliates for recall, withdrawal, suspension, seizure or discontinuance, or has been recalled, withdrawn, suspended, seized or discontinued (other than for commercial or other business reasons) by, Guidant, a Transferred Subsidiary or an Asset Seller in the United States or outside the United States (whether voluntarily or otherwise), in each case since January 1, 2002. No proceedings in the United States or outside of the United States of which Guidant has Knowledge (whether completed or pending) seeking the recall, withdrawal, suspension, seizure or discontinuance of any Medical Device are pending against Guidant, a Transferred Subsidiary or an Asset Seller or any licensee of any Medical Device that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

(c)  As to each Medical Device for which a premarket approval application, premarket notification, investigational device exemption or similar state or foreign regulatory application has been approved, the Business and the Transferred Subsidiaries are in compliance with 21 U.S.C. §§ 360 and 360e or 21 C.F.R. Parts 812 or 814, respectively, and all similar Laws and all terms and conditions of such licenses or applications, except for any such failure or failures to be in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. In addition, with respect to the Business and the Transferred Subsidiaries, Guidant and its Affiliates are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 807 and all similar Laws, except for any such failures to be in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(d)  No article of any Medical Device is (i) adulterated within the meaning of 21 U.S.C. § 351 (or similar Law), (ii) misbranded within the meaning of 21 U.S.C. § 352 (or similar Law), or (iii) a product that is in violation of 21 U.S.C. § 360 or § 360e (or similar Law), except for failures to be in compliance with the foregoing that would not reasonably be expected to have a Material Adverse Effect.

(e)  With respect to the Business and the Transferred Subsidiaries, none of Guidant or its Affiliates, nor, to the Knowledge of Guidant, any officer, employee or agent of Guidant or any of its Affiliates, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(f)  With respect to the Business and the Transferred Subsidiaries, none of Guidant or its Affiliates, nor, to the Knowledge of Guidant, any officer, employee or agent of Guidant or any of its Affiliates, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. With respect to the Business and the Transferred Subsidiaries, none of Guidant or its Affiliates, nor, to the Knowledge of Guidant, any officer, employee or agent of Guidant or its Affiliates has been convicted of any crime or engaged in any conduct for which such Person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”) or any similar Law.

(g)  With respect to the Business and the Transferred Subsidiaries, since January 1, 2002, none of Guidant or its Affiliates has received any written notice that the FDA or any other Governmental Authority has (i) commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Medical Device, (ii) commenced, or threatened to initiate, any action to enjoin production of any Medical Device, or (iii) commenced, or threatened to initiate, any action to enjoin the production of any medical device produced at any facility where any Medical Device is manufactured, tested or packaged, except for any such action that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(h)  To the Knowledge of Guidant, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action or proceeding against or affecting the Business relating to or arising under (i) the FDCA, or (ii) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services, in each case individually or in the aggregate that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.16.   Assets. The Asset Sellers represent all of the Affiliates of Guidant, other than a Transferred Subsidiary, that own, lease, control or hold a license or otherwise have a right to use the Purchased Assets. The Assets, together with the Intellectual Property to be provided under the License and Technology Transfer Agreement and the services to be provided under the Transition Services Agreement, constitute all of the assets necessary to operate the Business in all material respects in the manner as it is now being conducted by Guidant and its Affiliates.

SECTION 3.17.   Brokers. Guidant will be solely responsible for the fees and expenses of any broker, finder or investment banker entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Guidant, and in no way will such fee or expense be deemed an Asset or Assumed Liability.

SECTION 3.18.   Disclaimer. EXCEPT AS SET FORTH IN THIS ARTICLE III OR AS MAY BE SET FORTH IN ANY ANCILLARY AGREEMENT, NONE OF GUIDANT, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF GUIDANT, ITS AFFILIATES OR THE BUSINESS. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF ABBOTT

Abbott hereby represents and warrants to Guidant as follows:

SECTION 4.01.   Organization and Authority. (a)  Abbott is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Illinois and has all necessary corporate power and authority to enter into, execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party. The execution and delivery by Abbott of this Agreement and the Ancillary Agreements to which it is a party, the performance by Abbott of its obligations hereunder and thereunder and the consummation by Abbott of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Abbott. This Agreement has been, and upon their execution each of the Ancillary Agreements to which Abbott is a party will be, duly executed and delivered by Abbott, and, assuming due authorization, execution and delivery by the other parties hereto and thereto, this Agreement is, and each of the Ancillary Agreements to which Abbott is a party will be, a legal, valid and binding obligation of Abbott, enforceable against it in accordance with its terms.

(b)  Each Purchaser (other than Abbott) is an entity duly organized, validly existing and, where applicable, is in good standing under the Laws of the jurisdiction of its organization, and has all necessary corporate power and authority to enter into, execute and deliver each Ancillary Agreement to which it is a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by each Purchaser (other than Abbott) of each Ancillary Agreement to which it is a party, the performance by such Purchaser of its obligations thereunder and the consummation by such Purchaser of the transactions contemplated thereby will be, when executed as provided in this Agreement, duly authorized by all requisite corporate action on the part of such Purchaser. Each Ancillary Agreement to which a Purchaser (other than Abbott) is a party will be, when executed as provided in this Agreement, duly executed and delivered by such Purchaser and, assuming due authorization, execution and delivery by the other parties thereto, will constitute, when executed as provided in this Agreement, a legal, valid and binding obligation of such Purchaser enforceable against it in accordance with its terms.

SECTION 4.02.   No Conflict. Assuming compliance with the HSR Act, the pre-merger notification and waiting period requirements of the EU Merger Regulation and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, the execution, delivery and performance by Abbott of this Agreement, and the execution, delivery and performance by Abbott and each other Purchaser of each Ancillary Agreement to which it is a party do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of Abbott or such other Purchaser, as applicable, (b) conflict with or violate any Law or Governmental Order applicable to Abbott or such other Purchaser, as applicable, or their respective assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Abbott or such other Purchaser, as applicable, is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of Abbott or such other Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

SECTION 4.03.   Governmental Consents and Approvals. The execution, delivery and performance by Abbott of this Agreement, and the execution, delivery and performance by Abbott and each other Purchaser of each Ancillary Agreement to which it is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (a) the EU Merger Regulation and the requirements of the antitrust Laws of any other relevant jurisdiction or (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by Abbott or such other Purchaser, as applicable, of the transactions contemplated by this Agreement and the Ancillary Agreements.

SECTION 4.04.   Litigation. As of the date hereof, no Action by or against Abbott or any other Purchaser is pending or, to the knowledge of Abbott and the other Purchasers, threatened, that could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

SECTION 4.05.   Brokers. Abbott will be solely responsible for the fees and expenses of any broker, finder or investment banker entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Abbott and the other Purchasers.

SECTION 4.06.   Disclaimer. EXCEPT AS SET FORTH IN THIS ARTICLE IV OR AS MAY BE SET FORTH IN ANY ANCILLARY AGREEMENT, NONE OF ABBOTT, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ABBOTT OR ITS AFFILIATES. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01.   Acknowledgment. The parties acknowledge and agree that the entry of the parties hereto into this Agreement shall in no way affect the effectiveness of the Transaction Agreement and the Transaction Agreement shall remain in full force and effect pursuant to the terms thereof; provided, however, that to the extent that any provisions of this Agreement conflict with any provisions of the Transaction Agreement, the provisions herein shall control.

SECTION 5.02.   Access to Information; Confidentiality. (a) From the date hereof until the Closing, upon reasonable notice, Guidant shall: (i) afford the Purchasers and their authorized representatives reasonable access to the offices, properties and books and records of the Business, and (ii) furnish to the officers, employees, and authorized agents and representatives of the Purchasers such additional financial and operating data and other information regarding the Business (or copies thereof) as the Purchasers may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at Abbott’s expense, during normal business hours, under the supervision of Guidant’s or its Affiliates’ personnel and in such a manner as not to interfere with the normal operations of the Business. Notwithstanding anything to the contrary in this Agreement, Guidant shall not be required to disclose any information to a Purchaser if such disclosure would be reasonably likely to (x) cause significant competitive harm to the Business if the transactions contemplated hereby are not consummated, (y) jeopardize any attorney-client or other legal privilege or (z) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof.

(b)  The terms of the Confidentiality Agreement, dated as of February 2, 2006, among Guidant, Boston Scientific and Abbott (the “Confidentiality Agreement”) are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of Abbott under this Section 5.02(b) shall terminate; provided, however, that, from and after the Closing, except as would have been permitted under the terms of the Confidentiality Agreement, (i) Abbott shall, and shall cause its officers, directors, employees, representatives and Affiliates to, treat and hold as confidential, and not disclose to any Person, information related to the discussions and negotiations between the parties regarding this Agreement, the Transaction Agreement and the transactions contemplated hereby and thereby and all confidential information relating to Guidant and the Excluded Businesses, and (ii) Guidant shall, and shall cause its officers, directors, employees, representatives and Affiliates to, treat and hold as confidential, and not disclose to any Person, information related to the discussions and negotiations between the parties regarding this Agreement, the Transaction Agreement and the transactions contemplated hereby and thereby and all confidential information relating to the Assets and the Business. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect.

(c)  Nothing provided to Abbott pursuant to Section 5.02(a) shall in any way amend or diminish Abbott’s obligations under the Confidentiality Agreement. Abbott acknowledges and agrees that any Confidential Information (as defined in the Confidentiality Agreement) provided to Abbott pursuant to Section 5.02(a) or otherwise by or on behalf of Guidant or any officer, director, employee, agent, representative, accountant or counsel thereof shall be subject to the terms and conditions of the Confidentiality Agreement.

SECTION 5.03.   Regulatory and Other Authorizations; Notices and Consents.  (a) Each of Guidant and Abbott shall use its reasonable best efforts to obtain promptly all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for the performance of its and the other party’s obligations pursuant to, and the consummation of the transactions contemplated by, this Agreement. Guidant and Abbott will cooperate with one another in promptly seeking to obtain all such authorizations, consents, orders and approvals; provided, however, that Guidant shall not be required to pay any fees or other payments to any such Governmental Authorities in order to obtain any such authorization, consent, order or approval (other than normal filing fees that are imposed by Law on Guidant). Neither Guidant nor Abbott shall knowingly take any action that would have the effect of materially delaying, impairing or impeding the receipt of any authorizations, consents, orders and approvals of any Governmental Authority; provided, however, that in no way shall reasonable and timely negotiations in good faith by Abbott with any applicable Governmental Authority relating to the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of Assets or assets or property of Abbott requested or required by such Governmental Authority in order to obtain such authorization, consent, order or approval be deemed to constitute an act materially delaying , impairing, or impeding the receipt of authorizations, consents, orders and approvals of such Governmental Authority. Guidant and Abbott each agree to make, or to cause to be made, (i) if required, an appropriate filing of a notification and report form pursuant to the HSR Act and the EU Merger Regulation and (ii) any other filing or notification required by any other applicable Law, in each case, with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement in the case of the HSR Act and the EU Merger Regulation, and as promptly as reasonably practicable in the case of any other filing or notification, and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act and the EU Merger Regulation or any other applicable Law.

(b)  Without limiting the generality of Abbott’s undertaking pursuant to Section 5.03(a), Abbott shall, on a reasonable and timely basis consistent with Section 5.03(a): (i) to the extent necessary to obtain timely approval by a Governmental Authority, propose, negotiate, commit to and effect, by consent decree, hold separate orders or otherwise, the sale, divestiture or disposition of the Carotid Stent Assets, Abbott’s carotid stent assets or any other assets not material to the Business or the Assets, or (ii) if a Governmental Authority does not allow Abbott to acquire the Carotid Stent Assets (for purposes of divestiture or otherwise), agree to exclude the Carotid Stent Assets from the Assets. If the Carotid Stent Assets are excluded from the Assets, then (x) Guidant shall engage an investment banking firm selected by, or satisfactory to, Abbott and on terms reasonably satisfactory to Abbott to sell the Carotid Stent Assets within a reasonable period of time following the Closing or as otherwise directed by the applicable Governmental Authorities, (y) Guidant shall remit all of the proceeds of such sale (net of Taxes and the costs and expenses paid by Guidant and any of its Affiliates in connection with such sale) to Abbott, and (z) Abbott shall use its reasonable best efforts to effect the separation of the Carotid Stent Assets from the Assets, including entering into appropriate transition services or similar agreements with Guidant or any other Person to which the Carotid Stent Assets are divested. For all Tax purposes, the parties agree to treat all remittances of proceeds pursuant to this Section 5.03(b)(y) as adjustments to the Purchase Price.

(c)  Each party to this Agreement shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. Neither party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry related to the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act and the EU Merger Regulation. Subject to the Confidentiality Agreement, the parties to this Agreement will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.

SECTION 5.04.   Notifications. Each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in (a) any representation or warranty made by such party to be untrue or inaccurate in any material respect at any time after the date of this Agreement and prior to the Closing, (b) any material failure on such party’s part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and (c) the failure of any condition precedent set forth in Article VIII of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. In addition, Guidant shall promptly (i) notify Abbott in writing upon the occurrence of any event that will or is reasonably likely to result in the termination of the Merger Agreement, and (ii) to the extent permitted, forward copies of any notices received or delivered by Guidant pursuant to the Merger Agreement that materially affect the Business, the Assets, the Purchasers’ rights with respect thereto or the likelihood of consummation of the transactions contemplated by this Agreement in accordance with the terms hereof or of the Merger pursuant to the Merger Agreement.

SECTION 5.05.   Release of Indemnity Obligations. (a) Guidant and Abbott will cooperate with each other with a view to entering into arrangements effective as of the Closing whereby (i) the applicable Purchaser would be substituted for Guidant or its Affiliates (other than the Transferred Subsidiaries) in any guarantees, letters of comfort, indemnities or similar arrangements entered into by Guidant or its Affiliates (other than the Transferred Subsidiaries) in respect of the Business (but only to the extent such guarantees, letters of comfort, indemnities or arrangements constitute Assumed Liabilities) and (ii) Guidant or its Affiliates (other than the Transferred Subsidiaries) would be substituted for the applicable Transferred Subsidiary in any guarantees, letters of comfort, indemnities or similar arrangements entered into by Guidant or its Affiliates in respect of any other businesses of Guidant (but only to the extent such guarantees, letters of comfort, indemnities or arrangements constitute Excluded Liabilities). If such substitution cannot be effected in accordance with this Section 5.05, the guaranteeing party shall not terminate such guaranty arrangements without the consent of the other party; provided, however, that such party shall enter into a separate guaranty with the other party or its Affiliates to guarantee the performance of the obligations of the relevant Person pursuant to the contract underlying such guaranty arrangements.

(b)  After the Closing, each of Guidant and Abbott, at the request of the other party, shall use, and shall cause their respective Affiliates to use, reasonable best efforts to obtain any consent, substitution or amendment required to novate or assign all Assumed Liabilities to the applicable Purchaser and any Excluded Liabilities to Guidant or its Affiliates (other than the Transferred Subsidiaries), and obtain in writing the unconditional release of Guidant and its Affiliates (other than the Transferred Subsidiaries) with respect to the Assumed Liabilities and the unconditional release of Abbott and its Affiliates with respect to the Excluded Liabilities.

SECTION 5.06.   Tax Election. (a) Abbott, in its sole discretion, may require Guidant and/or its Affiliates to participate in the making of an election under section 338(h)(10) of the Code with respect to the purchase of any Shares that qualify for such treatment, including as a result of such an election. Guidant shall cooperate with Abbott in effecting each such election, including its timely filing.

(b)  In connection with each such election, Abbott and Guidant shall agree to allocate the Country Allocation made to such Transferred Subsidiary under Section 2.04(b) among the assets of such Transferred Subsidiary. As promptly as practical following the Closing, Abbott will prepare a proposed allocation among the assets of each such Transferred Subsidiary and will furnish a copy thereof to Guidant for its review at least 45 days prior to the due date for the filing of the Section 338(h)(10) election. Guidant shall have the right to consent to such allocation, which consent shall not be unreasonably withheld. Such allocations shall be binding on Guidant, Abbott and their respective Affiliates in completing any income tax returns reflecting gain or loss from the election and for all other Tax purposes.

(c)  Abbott shall reimburse Guidant and its Affiliates for any additional Taxes incurred as a result of their participation in any election under section 338(h)(10) of the Code (including any Taxes resulting from such reimbursement). Such additional Taxes shall exist to the extent that the Taxes with respect to the gain realized from such election exceeds the Taxes that would have been payable by Guidant in respect of its sale of the stock of such Transferred Subsidiary absent such election, and such additional Taxes shall be determined in accordance with Section 5.06(d). Abbott shall make such reimbursement on the due date of the relevant Tax Return in which the Code section 338(h)(10) deemed asset sale is reflected. For Tax purposes, the parties agree that any reimbursement by Abbott to Guidant and its Affiliates pursuant to this Section 5.06(c), shall be treated as additional Purchase Price.

(d)  Prior to the Closing, Abbott shall provide Guidant a list of Share purchases for which an election under Code section 338(h)(10) is being considered. Within thirty days after Guidant’s receipt of such list, Guidant shall provide Abbott with a pro forma calculation of additional Taxes referred to in Section 5.06(c), together with all workpapers relating to those calculations, which workpapers shall include all relevant detail, including inside and outside tax basis information and consolidated and entity specific net operating loss information. If Abbott does not provide comments in writing to Guidant within thirty days after Abbott’s receipt of pro forma calculations, then those pro forma calculations shall be deemed to be the final pro forma calculation. If, however, Abbott submits comments to Guidant within such thirty-day period, Abbott and Guidant shall negotiate in good faith to resolve any differences during such thirty-day period following Abbott’s submission. If Abbott and Guidant are unable to reach a resolution during that thirty-day period, any disputed items shall be submitted for resolution to an internationally recognized independent accounting firm mutually selected by Abbott and Guidant which shall make a final determination as to the disputed items within 30 days after such submission, and such determination shall be final and binding upon Abbott and Guidant. Abbott shall be responsible for the fees and expenses of such accounting firm. Guidant shall prepare and file all relevant Tax Returns reflecting the tax consequences of the Section 338(h)(10) elections (i) consistent with the principles used in the preparation of the final pro forma calculation as determined under this Section 5.06(d), and (ii) the allocation among the Assets of such Transferred Subsidiaries as determined in accordance with Section 5.06(b). The additional amount of Taxes shall exist to the extent that Taxes payable with respect to the gain realized from such election (taking into account all net operating losses and other tax attributes that would be attributed to such Transferred Subsidiary under applicable Law (“Transferred Subsidiary Tax Attributes”)) exceed Taxes that would have been payable by Guidant in respect of its sale of stock of such Transferred Subsidiary absent such election, provided that, Guidant shall be deemed to have paid Taxes in respect of gain realized from such election (determined using a 35% marginal rate) to the extent that Guidant is required to absorb net operating losses or other tax attributes other than Transferred Subsidiary Attributes in excess of those that would have been absorbed had no such election been made.

(e)  If (i) Assets are transferred pursuant to an Intellectual Property Transfer Agreement, (ii) an election under Section 338(h)(10) of the Code is not made by Abbott with respect to the relevant IP Seller, and (iii) Taxes of Guidant with respect to the sale of such Assets and the sales of the Shares of the IP Seller exceeds the amount of Taxes of Guidant that would have been due if there had been no such sale of Assets, then Abbott shall reimburse Guidant and its Affiliates for any such additional Taxes incurred as a result of such sale of Assets (including Taxes resulting from such reimbursement).

SECTION 5.07.   Insurance. (a) The parties agree to cooperate in structuring the transactions contemplated by this Agreement so as to preserve to the fullest extent possible available insurance coverage with respect to Assumed Liabilities, the Business and any “D&O” coverage for employees of Guidant or its subsidiaries who primarily perform or have primarily performed their services for or with respect to the Business prior to the Closing.

(b)  Prior to the Closing, Guidant shall notify all of its insurers of the sale of the Business to Abbott and the other Purchasers and the Merger so as to ensure that there will not be any lapse in insurance coverage of the Business due to any failure to make such notification.

(c)  In the event that a loss related to the Business which occurred prior to the Closing is covered by an insurance policy of Guidant insuring, in whole or in part, the Business, the parties shall cooperate in filing all necessary insurance claims. Upon receiving any payment from the insurance carrier related to such loss, Guidant shall promptly remit such amount to Abbott.

(d)  If Guidant or any of its Affiliates continues coverage under any insurance policy which includes a provision allowing for continued coverage after the expiration of such policy for losses that occur during the policy period but which are reported following the expiration of the policy (an “Occurrence Based Policy”), then (i) Guidant or such Affiliate shall use its reasonable best efforts, for so long as coverage under such Occurrence Based Policy remains effective and including with respect to the payment of insurance premiums, to assure continued coverage under such Occurrence Based Policy with respect to losses related to the Business, and (ii) Abbott shall reimburse Guidant for any such insurance premiums or other costs allocable the Business in continuing coverage under such Occurrence Based Policy.

SECTION 5.08.   Trademarks. (a) All Trademarks that are used primarily in, or related primarily to, the Business and do not include the name “Guidant” (i) to the extent that they are owned by Guidant and its Affiliates as of the Closing, shall constitute Assets to be assigned to the applicable Purchaser at the Closing, and (ii) to the extent that they are licensed (with a right to sublicense) to Guidant and its Affiliates by third parties as of the Closing, shall be sublicensed to the applicable Purchaser at the Closing.

(b)  Guidant shall retain the ownership of any Trademarks that are used both in the Business and any other business of Guidant, that are not used primarily in, or related primarily to, the Business and that do not include the name “Guidant” (the “Non-Guidant Licensed Marks”). At the Closing Guidant shall grant to Abbott and its Affiliates a perpetual, non-terminable, non-exclusive, worldwide and royalty free right, license and privilege to use the Non-Guidant Licensed Marks solely within the field of the Business. Except as expressly provided in this Section 5.08, Abbott and its Affiliates shall have no right to use in any way the Non-Guidant Licensed Marks.

(c)  Guidant shall retain the ownership of the trade name “Guidant” and any Trademarks that include the name “Guidant” used in the Business as of the Closing (the “Guidant Licensed Marks” and, together with the Non-Guidant Licensed Marks, the “Licensed Marks”) and, except as expressly provided in this Section 5.08, Abbott and its Affiliates shall have no right to use in any way the Guidant Licensed Marks.

(i)  As soon as reasonably practicable after the Closing, but in no event later than three hundred sixty-five days after the Closing, the Purchasers shall cease to use and remove or cover the name “Guidant” from all signs, billboards, telephone listings, stationary, office forms or other similar materials of the Business, unless such use is required by a Governmental Authority.

(ii)  Subject to the terms and conditions contained herein, Guidant hereby grants to Abbott and its Affiliates, for a period of five years after the Closing, a non-exclusive, non-assignable, worldwide and royalty-free license, right and privilege to use the Guidant Licensed Marks on any packages, labels, displays promotional and other materials of the products of the Business (“Materials”) used in the Business as of the Closing for the sole purpose of the operation of the Business by Abbott and its Affiliates after the Closing.

(d)  Abbott, on behalf of itself and its Affiliates, acknowledges and agrees that Guidant is the owner of all right, title, and interest in and to the Licensed Marks, and all such right, title, and interest shall remain with Guidant and its Affiliates. All rights not expressly granted to Abbott and/or its Affiliates under this Agreement shall remain the exclusive property of Guidant and its Affiliates. Abbott shall not (and shall ensure its Affiliates do not) otherwise contest, dispute, or challenge the right, title, and interest of Guidant and its Affiliates in and to the Licensed Marks. Abbott shall not (and shall ensure its Affiliates do not) file applications to register any Trademarks or apply for any domain names in any jurisdiction worldwide that are (i) confusingly similar to any of the Licensed Marks or (ii) consist of, in whole or part, any of the Licensed Marks. All goodwill and improved reputation generated by Abbott’s or its Affiliates’ use of the Licensed Marks shall inure to the benefit of Guidant.

(e)  Guidant hereby agrees and acknowledges that its and its Affiliates’ use of the Licensed Marks immediately prior to the Closing on the Materials fully complies with Guidant’s standard of quality for the use of the Licensed Marks. If, after the Closing, Abbott changes the use of the Licensed Marks on the Materials used in the Business, Abbott must submit samples of its and its Affiliates’ proposed use of the Licensed Marks to Guidant prior to such proposed use so Guidant may review such use in accordance with the terms and conditions of this Section 5.08. Guidant may not unreasonably withhold its consent to any changes in the use of the Licensed Marks on the Materials by Abbott. If Guidant does not provide any comments to

Abbott within 15 Business Days of receiving such samples, Guidant shall be deemed to have accepted the changes proposed by Abbott.

(f)  Effective upon the fifth anniversary of the Closing, Abbott and its Affiliates shall not use the Guidant Licensed Marks in connection with the Business or otherwise; provided, however, that nothing in this Section 5.08 shall prohibit Abbott and any of its Affiliates from selling any inventory in existence as of the fifth anniversary of the Closing, which inventory bears any such Guidant Licensed Marks.

(g)  The parties will discuss in good faith whether Abbott may, at its request, continue to use the Guidant Licensed Marks after the fifth anniversary of the Closing.

(h)  Other than as provided in the Supply Agreements, Guidant hereby covenants that, for a period of five years after the Closing, none of Guidant or any of its Affiliates shall use, assign to any third party, or license any third party to use, any of the Guidant Licensed Marks in connection with products included in the vascular intervention or endovascular solutions field. In addition, Guidant, Abbott and their respective Affiliates will cooperate with each other to avoid any confusion in the marketplace during the period when such parties are using the Guidant name.

(i)  If Guidant or Abbott divests the Carotid Stent Assets in accordance with Section 5.03(b), then Guidant shall grant to the purchaser of such Carotid Stent Assets a license to use the Guidant name in connection therewith in a manner consistent with this Section 5.08 for a reasonable transition period.

SECTION 5.09.   Further Action. (a) Each of Guidant and Abbott shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law and the agreements included in the Assets, and to execute and deliver such documents and other papers and any other agreements, as may be necessary to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement or to effect the separation of the Business and the Assets from other Guidant assets, including, to the extent practicable, reasonable steps to divide Shared Assets that are divisible and to obtain all required consents from third parties.

(b)  Guidant agrees that it shall not solicit, initiate, facilitate or pursue any arrangement relating to the Business or the Assets with any third parties other than a Purchaser prior to the termination of this Agreement.

(c)  To the extent that any of the transfers, distributions, deliveries and the assumptions required to be made in connection with the transactions contemplated by this Agreement shall not have been so consummated at Closing, the parties shall cooperate and use their reasonable best efforts to effect such consummation as promptly thereafter as reasonably practicable, including executing and delivering such further instruments of transfer and taking such other actions as the parties may reasonably request in order to effectuate the purposes of this Agreement or to more effectively transfer to the applicable Purchaser or confirm the applicable Purchaser’s right, title to or interest in, all of the Assets, to put the applicable

Purchaser in actual possession and operating control thereof and to permit the applicable Purchaser to exercise all rights with respect thereto (including rights under contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained). In the event and to the extent that Guidant or Abbott is unable to obtain any required consents, Guidant or the applicable Seller shall (i) continue to be bound thereby pending assignment to the applicable Purchaser, (ii) at the direction and expense of Abbott, pay, perform and discharge fully all of its obligations thereunder from and after the closing and prior to assignment to the applicable Purchaser, (iii) exercise or exploit its rights and options under all such agreements, leases, licenses and other rights and commitments when and only as reasonably directed by Abbott, and (iv) without further consideration therefor, pay, assign and remit to the applicable Purchaser promptly all monies, rights and other consideration received in respect of such agreements or otherwise make available to the applicable Purchaser the benefit of such agreements as contemplated by this Agreement; provided, however, that none of Guidant nor any of its Affiliates shall be obligated to transfer to the Purchasers any Business Intellectual Property licensed from third parties that, despite the use by Guidant and its Affiliates of such efforts, is incapable of being transferred. If and when any such consent shall be obtained or such agreement, lease, license or other right shall otherwise become assignable, Guidant or the applicable Seller shall promptly assign all its rights and obligations thereunder to the applicable Purchaser without payment of further consideration and Abbott or such Purchaser shall, without the payment of any further consideration therefor, assume such rights and obligations.

(d)  In the event that certain assets, rights or properties which properly constitute Assets were not transferred to the applicable Purchaser at Closing, then Guidant shall promptly take all steps reasonably necessary to transfer and deliver any and all of such Assets to the applicable Purchaser without the payment by Abbott of any further consideration therefor. In the event that certain assets which do not properly constitute Assets were transferred to a Purchaser at Closing, then the applicable Purchaser shall promptly take all steps reasonably necessary to transfer and deliver any and all of such assets to Guidant without the payment by Guidant of any further consideration therefor.

SECTION 5.10.   Mixed Contracts and Accounts. (a) Unless the parties agree otherwise, any agreement to which Guidant or any of its Affiliates is a party prior to the Closing that inures to the benefit or burden of each of the Business and the Excluded Assets (a “Mixed Contract”) shall be separated on or as promptly as practicable after the Closing, so that the applicable Purchaser and Guidant or its Affiliates shall be entitled to the rights and benefits and shall assume the related portion of any Liabilities (other than in the case of the Purchasers, Excluded Liabilities) inuring to their respective businesses. If any Mixed Contract cannot be so separated, Abbott and Guidant shall, and shall cause each of their respective Affiliates to, take such other reasonable and permissible action to cause (i) the Assets associated with that portion of each Mixed Contract that relates to the Business to be enjoyed by the applicable Purchaser; (ii) the Liabilities (other than in the case of the Purchasers, Excluded Liabilities) related with that portion of each Mixed Contract that relates to the Business to be borne by the applicable Purchaser; (iii) the assets associated with the portion of each Mixed Contract that relates to the Excluded Assets to be enjoyed by Guidant or its Affiliates; and (iv) the Liabilities (other than in the case of Guidant or its Affiliates, Assumed Liabilities) related with that portion of each Mixed Contract that relates to the Excluded Assets to be borne by Guidant or its Affiliates. The parties will cooperate with each other to effect such separation.

(b)  Except as may otherwise be agreed by the parties, the parties shall not seek to assign any account receivable or accounts payable relating to both the Business and the Excluded Assets (a “Mixed Account”). Abbott and Guidant shall, and shall cause each of their respective Affiliates to, take such other reasonable and permissible actions to cause (i) the Assets associated with that portion of each Mixed Account that relates to the Business to be enjoyed by the applicable Purchaser; (ii) the Liabilities (other than in the case of the Purchasers, Excluded Liabilities) related with that portion of each Mixed Account that relates to the Business to be borne by the applicable Purchaser; (iii) the assets associated with that portion of each Mixed Account that relates to the Excluded Assets to be enjoyed by Guidant or its Affiliates; and (iv) the Liabilities (other than in the case of Guidant or its Affiliates, Assumed Liabilities) related with that portion of each Mixed Account that relates to the Excluded Assets to be borne by Guidant.

SECTION 5.11.   Intercompany Arrangements. (a) Prior to the Closing, Guidant shall, and shall cause its Affiliates to, terminate all agreements or arrangements, written or unwritten, of any kind (other than any Ancillary Agreements), between (i) Guidant or any of its Affiliates (other than the Transferred Subsidiaries), on the one hand, and a Transferred Subsidiary, on the other hand, or (ii) any Transferred Subsidiary, on the one hand, and another Transferred Subsidiary, on the other hand.

(b)  Prior to the Closing, all intercompany receivables, payables and loans between Guidant or any of its Affiliates (other than the Transferred Subsidiaries), on the one hand, and a Transferred Subsidiary, on the other hand, shall be settled, capitalized, distributed or otherwise terminated, with the result that there will not be intercompany receivables, payables and loans between Guidant or any of its Affiliates (other than the Transferred Subsidiaries), on the one hand, and a Transferred Subsidiary, on the other hand, after the Closing.

(c)  Prior to the Closing, Guidant shall cause all indebtedness for borrowed money of the Transferred Subsidiaries to be repaid in full or otherwise satisfied or eliminated without any contingent Liability or obligation of any of the Transferred Subsidiaries to repay such indebtedness for borrowed money after the Closing.

SECTION 5.12.   Restructuring. Prior to the Closing, Guidant shall, or shall cause the Transferred Subsidiaries to, use reasonable best efforts to take the actions described in Schedule 5.12 for the purposes of distributing or otherwise transferring from the Transferred Subsidiaries to Guidant, Boston Scientific or one of their respective Affiliates (other than the Transferred Subsidiaries) any Excluded Assets, Excluded Liabilities and employees who are not Transferred Employees.

SECTION 5.13.   Books, Records and Files. (a) Subject to Section 2.02(b), Guidant shall transfer all Books, Records and Files, to the extent related to the Business, to Abbott or its Affiliates at the Closing or as soon as practicable thereafter. Abbott shall transfer all Books, Records and Files of the Transferred Subsidiaries, to the extent related to the Excluded Businesses, to Guidant or its Affiliates at the Closing or as soon as practicable thereafter. Abbott may redact any information related to the Business from any such Books, Records and Files transferred to Guidant.

(b)  Each party shall only be obligated to provide Books, Records and Files pursuant to Section 5.13(a) in the form, condition and format in which they exist as of the Closing, and in no event shall either party be required to perform any improvement, modification, conversion, updating or reformatting of any such Books, Records and Files.

SECTION 5.14.   Other Agreements. Nothing in this Agreement, the Transaction Agreement or the Ancillary Agreements shall prohibit Abbott from pursuing arrangements or agreements with any third party which has publicly announced a proposal that the Guidant board of directors has determined to be, or to be reasonably likely to result in or lead to, a Superior Proposal (as defined in the Merger Agreement).

SECTION 5.15.   Third Party Claims Against Both the Business and the Excluded Business. (a) Without duplication of Section 10.05, from and after the Closing: (i) if Guidant or any of its Affiliates receives notice of any Mixed Action or any Action from or involving any third party that Guidant believes is reasonably likely to involve the Business but as to which neither Abbott nor any other Purchaser is a named party, then Guidant shall as promptly as practicable provide Abbott notice of such Action; and (ii) if Abbott or any of its Affiliates receives notice of any Mixed Action or any Action from or involving any third party that Abbott believes is reasonably likely to involve the Excluded Business but as to which neither Guidant nor any other Seller is a named party, then Abbott shall as promptly as practicable provide Guidant notice of such Action. For purposes of this Agreement, “Mixed Action” means any Action that a party believes is reasonably likely to: (i) include claims that both give rise to a right of indemnification under Article X and claims as to which no right of indemnification under Article X exists; or (ii) include claims that both give rise to a right of the indemnification under Article X of the Abbott Indemnified Parties and claims that give rise to a right of indemnification under Article X of the Guidant Indemnified Parties.

(b)  Subject to the provisions of Article X, for any Mixed Action, whether arising before or after the Closing, Abbott or its Affiliates shall have the right to control the defense of such Mixed Action to the extent such Mixed Action relates to the Business, and Guidant or its Affiliates shall have the right to control the defense of such Mixed Action to the extent such Mixed Action relates to the Excluded Business.

(c)  Neither Abbott nor its Affiliates shall Settle any portion of a Mixed Action that relates to the Excluded Business without the express written consent of Guidant, which may be withheld in its sole discretion. Neither Guidant nor its Affiliates shall Settle any portion of a Mixed Action that relates to the Business without the express written consent of Abbott, which may be withheld in its sole discretion. Subject to the provisions of Article X: (i) Abbott and its Affiliates may Settle a Mixed Action to the extent it relates to the Business without consent of Guidant so long as such judgment or settlement does not negatively impact the Excluded Business, in which case the prior written consent of Guidant shall be required, which consent may not be unreasonably withheld or delayed; (ii) Guidant and its Affiliates may Settle a Mixed Action to the extent it relates to the Excluded Business without consent of Abbott so long as such judgment or settlement does not negatively impact the Business, in which case the prior written consent of Abbott shall be required, which consent may not be unreasonably withheld or delayed. As used in this Agreement, “Settle” means, with respect to any Action, the consent to the entry of any judgment for such Action or entry into any settlement of such Action.

(d)  To the extent that any of the provisions of this Section 5.15 conflict with any provisions of the Ancillary Agreements, the provisions of the Ancillary Agreements shall govern.

ARTICLE VI

EMPLOYEE MATTERS

SECTION 6.01.   Transferred Employees. (a) As of the Closing, the applicable Purchaser or one of its Affiliates shall employ the U.S. Business Employees (as defined below) who are employed by the Transferred Subsidiaries, and on or prior to the Closing, the applicable Purchaser or one of its Affiliates shall offer employment to each of the other then-current U.S. Business Employees, in each case on substantially the same terms and conditions as in effect prior to the Closing (except as otherwise provided herein). For purposes of this Agreement, “U.S. Business Employee” means an employee of a Transferred Subsidiary employed in the United States as of the Closing, or an employee of the Business employed by an employer domiciled in the United States, in each case who (except as otherwise expressly agreed to in writing by Abbott) primarily performs his or her services for or with respect to the Business as of the Closing, including any such employee who is inactive because of leave of absence, vacation, holiday or long-term disability. For purposes of this Agreement, “U.S. Transferred Employee” means each U.S. Business Employee of the Transferred Subsidiaries and each other U.S. Business Employee who accepts the offer of employment by the applicable Purchaser or its Affiliate. Schedule 6.01(a) contains a true and complete list, as of the date hereof, of each U.S. Business Employee.

(b)  The applicable Purchaser or one of its Affiliates shall (i) continue to employ each Non-U.S. Business Employee (as defined below) of a Transferred Subsidiary as of the Closing (where employment continues by operation of Law), (ii) continue to employ each Non-U.S. Business Employee as of the Closing (where employment transfers by operation of Law), and (iii) on or prior to the Closing, make offers of employment with respect to all other Non-U.S. Business Employees whose employment does not transfer to the applicable Purchaser by operation of Law, in each case on substantially the same terms and conditions as in effect for each such employee prior to the Closing (except as otherwise provided herein). For purposes of this Agreement, “Non-U.S. Business Employee” means an employee of the Business employed by an employer domiciled outside the United States as of the Closing who (except as otherwise expressly agreed to in writing by Abbott) primarily performs his or her services for or with respect to the Business outside the U.S. as of the Closing, including any such employee who is inactive because of leave of absence, vacation, holiday or long-term disability, and “Non-U.S. Transferred Employee” means each Non-U.S. Business Employee of a Transferred Subsidiary, and each Non-U.S. Business Employee whose employment transfers to the applicable Purchaser or one of its Affiliates by operation of Law, or who accepts the offer of employment by a Purchaser or one of its Affiliates. Collectively, the U.S. Transferred Employees and the Non-U.S. Transferred Employees shall be referred to as “Transferred Employees”. Schedule 6.01(b) contains a true and complete list of, as of the date hereof, of each Non-U.S. Business Employee.

SECTION 6.02.   Employee Benefits. (a) For a period of twelve months following the Closing, Transferred Employees who remain in the employment of the applicable

Purchaser or any of its Affiliates shall receive employee benefits that in the aggregate are substantially comparable to the employee benefits provided to such employees immediately prior to the Closing. For the six-month period immediately following the expiration of the twelve-month period described in the preceding sentence, the Transferred Employees who remain in the employment of the applicable Purchaser or any of its Affiliates shall receive employee benefits that in the aggregate are substantially comparable to either the employee benefits provided to such employees immediately prior to the Closing or the employee benefits provided to similarly situated employees of such Purchaser or its Affiliate. For a period of not less than eighteen months following the Closing, the Transferred Employees who remain in the employment of the applicable Purchaser or any of its Affiliates shall receive base salary or wage rates that are not less than those in effect for such Transferred Employees immediately prior to the Closing; provided, however, that neither such Purchaser nor any of its Affiliates shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements; and provided, further, that no plans or arrangements of Guidant or Boston Scientific or any of its or their respective Affiliates providing for such issuance shall be taken into account in determining whether employee benefits are substantially comparable in the aggregate, except as otherwise required by Law. Except as required by Law or expressly provided in Section 6.03(c), nothing contained in this Agreement shall be construed as requiring a Purchaser or one of its Affiliates to continue or offer any specific employee benefit plans or to continue the employment of any specific person. Notwithstanding anything in this Article VI to the contrary, the applicable Purchaser and its Affiliates shall be responsible for any severance or similar termination payments or to pay severance benefits that may become payable to any U.S. Business Employee who is not a Transferred Employee, and Abbott shall indemnify Guidant and its Affiliates from any and all liabilities for such payments. In the event that any of the obligations to make severance or similar termination payments or to pay severance benefits to U.S. Business Employees are covered by cash, insurance contracts, or other assets specifically set aside and designated by Guidant or its Affiliates for this purpose, Guidant shall cause to be transferred to the applicable Purchaser or its Affiliate or to the appropriate benefit or compensation plan or arrangement of such Purchaser or its Affiliate, such cash, insurance contracts or other assets as of the Closing.

(b)  The applicable Purchaser shall recognize the prior service of each Transferred Employee as if such service had been performed with such Purchaser (i) for purposes of vesting (but not benefit accrual) under such Purchaser’s defined benefit pension plan, (ii) for purposes of eligibility for vacation under such Purchaser’s vacation program, (iii) for purposes of eligibility and participation under any health or welfare plan maintained by such Purchaser (other than any post-employment health or post-employment welfare plan), (iv) for purposes of eligibility for the company matching contribution under a 401(k) savings plan maintained by such Purchaser (it being understood that each Transferred Employee who was participating in Guidant’s 401(k) savings plan immediately prior to becoming eligible to participate in that 401(k) savings plan of such Purchaser or its Affiliates shall be immediately eligible for the company matching contribution under that 401(k) savings plan maintained by such Purchaser or one of its Affiliates), and (v) unless covered under another arrangement with or of Guidant or any of its Affiliates, for benefit accrual purposes under such Purchaser’s severance plan, (in the case of each of clauses (i), (ii), (iii), (iv) and (v), solely to the extent that (x) Boston Scientific makes such plan or program available to employees of the Surviving Corporation (as defined in the Merger Agreement), it being Boston Scientific’s current intention to do so, (y) such recognition does not result in any duplication of benefits, but (z) not for purposes of any other employee benefit plan of the applicable Purchaser or any of its Affiliates or any other purpose not expressly described in this Section 6.02(b), except as required by Law).

(c)  With respect to any welfare plan maintained by the applicable Purchaser in which Transferred Employees are eligible to participate after the Closing, such Purchaser shall (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by Guidant or any of its Affiliates prior to the Closing and (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Closing in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(d)  With respect to Non-U.S. Transferred Employees, the applicable Purchaser shall, and shall cause its applicable Affiliates to, comply with all applicable Laws, directives and regulations relating to the Non-U.S. Transferred Employees. The applicable Purchaser and its Affiliates shall be responsible for any severance, redundancy or similar termination payments that may become payable to any Non-U.S. Business Employee in connection with the transactions contemplated by this Agreement, and Abbott shall indemnify Guidant and its Affiliates from any and all liabilities for such payments; provided, however, that to the extent that, after the Closing, the applicable Purchaser or any of its Affiliates incurs a second severance, redundancy or similar termination payment liability with respect to any particular Non-U.S. Business Employee who becomes a Non-U.S. Transferred Employee under Section 6.01(b) and who is subsequently terminated by such Purchaser or its Affiliate for just cause within 12 months of the Closing, Guidant and its Affiliates shall indemnify such Purchaser or its Affiliates for an amount equal to the lesser of the two severance liabilities. In the event that any of the obligations to make severance, redundancy or similar termination payments to Non-US Business Employees are covered by cash, insurance contracts, or other assets specifically set aside and designated by Guidant or its Affiliates for this purpose, Guidant shall cause to be transferred to the applicable Purchaser or its Affiliates or to the appropriate benefit or compensation plan or arrangement of such Purchaser or its Affiliate, such cash, insurance contracts, or other assets as of the Closing.

(e)  The applicable Purchaser or its Affiliates shall assume all liabilities (other than any stock option liabilities described in Section 6.03(a)) related to the Non-U.S. Transferred Employees, including any liabilities under any Guidant Benefit Plan regardless of whether such employee benefit plan transfers automatically to such Purchaser or its Affiliates as a result of the transactions contemplated by this Agreement. In addition to any cash, insurance contracts or other assets that will transfer automatically to the applicable Purchaser or its Affiliates or to the Non-U.S. Transferred Employees as a result of the transactions contemplated by this Agreement, Guidant shall cause to be transferred to such Purchaser or its Affiliates, or the appropriate compensation or benefit plan of such Purchaser or its Affiliates, such cash, insurance contracts, or other assets, if any, specifically set aside and designated by Guidant in respect of the liabilities related to the Non-U.S. Transferred Employees as of the Closing, including, without limitation, assets of any applicable compensation or benefit plan of Guidant, to the extent such assets do not transfer automatically to such Purchaser or its Affiliates as a result of the transactions contemplated by this Agreement. However, any such transfer shall be subject to the consent of the affected Non-U.S. Transferred Employees to the extent required by Law.

(f)  With respect to U.S. Transferred Employees, Abbott shall pay Guidant an amount equal to the present value as of the Closing of the excess, if any, of the pre-Closing liabilities attributable to the U.S. Transferred Employees over the assets, accruals and reserves set aside and designated by Guidant or its Affiliates in respect of those types of liabilities, in each instance to the extent provided by, and as determined in accordance with, the principles set forth on Schedule 6.02(f). Should such designated assets, accruals and reserves allocable to such liabilities exceed those liabilities, Guidant shall pay Abbott such excess. In either event, a single payment for the net amount of the difference shall be paid within 12 months of the Closing. In addition, Guidant will cause all Transferred Employees to be fully vested in their account balances under the Guidant Employee Savings and Stock Ownership Plan (as defined in the Merger Agreement) and they shall receive a proportionate share of any previously unallocated shares of stock that may be allocated to participants under such plan in connection with the transactions contemplated by this Agreement and the Merger Agreement; provided, however, that nothing in this sentence shall require Guidant or any of its Affiliates to contribute any additional amount to such plan.

SECTION 6.03.   General Matters. (a) All outstanding Guidant stock options held immediately prior to the Closing by any Transferred Employee shall be extinguished in accordance with their terms upon the Closing, and, in satisfaction thereof, Guidant shall provide or cause to be provided to the holder of each such option, as soon as practicable following the Closing, but in all cases within the period necessary to comply with Code Section 409A, either (i) a payment in cash equal to the excess of the aggregate fair market value of the Guidant shares as of the Closing subject to each such option as of the Closing over the aggregate exercise price of such option with respect to those shares, net any applicable withholding Taxes, or (ii) a number of shares of common stock of Boston Scientific with a fair market value as of the Closing equal to the excess of the aggregate fair market value of the shares subject to each such option over the aggregate exercise price of such option, net any applicable withholding Taxes, to be determined by applying the conversion formula in Section 5.03(a) of the Merger Agreement to each Guidant option to determine the number of shares of common stock of Boston Scientific that would have been subject to such option and the exercise price of such option, adjusted as if the option holder had not been a Transferred Employee, at Boston Scientific’s election provided that such election applies to all Transferred Employees.

(b)  Guidant shall not, prior to the Closing:

(i)  dispose of or otherwise encumber any assets of, or with respect to, any employee or independent contractor compensation or benefit plan, program or arrangement (1) that is sponsored by a Transferred Subsidiary and covers primarily U.S. Business Employees or Non-U.S. Business Employees, or (2) for which the Purchasers or their Affiliates have assumed liabilities pursuant to the provisions of this Article VI;

(ii)  terminate the employment of any U.S. Business Employee or Non-U.S. Business Employee, other than in the ordinary course of business consistent with past practice; or

(iii)  increase the compensation or fringe benefits of any U.S. Business Employee or Non-U.S. Business Employee, other than in the ordinary course of business consistent with past practice.

(c)  After the Closing, the Purchasers shall maintain and administer the Guidant Change in Control Severance Pay Plan for Select Employees and the Guidant Change in Control Severance Pay Plan for Employees (the “Guidant CIC Plans”) with respect to any benefits afforded thereunder to any Transferred Employees; provided, however, that the applicable Purchaser or any of its Affiliates shall have the right to amend or terminate the Guidant CIC Plans with respect to the Transferred Employees in accordance with their terms.

(d)  No provision of this Agreement shall create any third party beneficiary rights in any employee of a Transferred Subsidiary or in any employee of the Business, or any other current or former employee, independent contractor, or director of Guidant, Boston Scientific, any Purchaser or any of its or their respective Affiliates, in respect of employment or any other matter.

(e)  With respect to Non-U.S. Business Employees, Section 6.03(e) of the Disclosure Schedule sets forth a true and complete list of each works council, union or other labor organization which has to be notified or consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement and each collective bargaining agreement which has any impact on the terms and conditions of employment with respect to the Non-U.S. Business Employees. Where required under applicable Law, Guidant and any of its Affiliates will have, prior to the Closing, properly and timely notified, or where appropriate, consulted or negotiated with, the local works council, union, labor board or relevant Governmental Authority concerning the transactions contemplated by this Agreement.

SECTION 6.04.   Mutual Non-Solicitation. Without the prior written consent of Abbott, neither Guidant nor any of its Affiliates shall, for a period of two years following the Closing, take any action to solicit any sales representative or person performing a similar function who is a Transferred Employee and who is employed by the Business (whether as an employee or independent contractor) to terminate his or her employment with the Business or to seek or accept employment with Guidant or any of its Affiliates. Without the prior written consent of Guidant, Abbott shall not, and shall cause each Purchaser and each of its other Affiliates not to, for a period of two years following the Closing, take any action to solicit any sales representative or person performing a similar function who is employed by Guidant or its Affiliates immediately prior to the consummation of the Merger (other than any Transferred Employee) and who, after the consummation of the Merger, is employed by the Surviving Corporation or its successor or any of their Affiliates (whether as an employee or independent contractor) and primarily performs his or her services for or with respect to the Excluded Businesses, to terminate his or her employment with the Surviving Corporation or its successor or their Affiliates or to seek or accept employment with Abbott or any of its Affiliates.

Notwithstanding the foregoing, nothing contained herein shall prevent either party or their Affiliates from offering employment or service to persons who respond to a general solicitation or advertisement that is not specifically directed at them (and nothing shall prohibit such general solicitation or advertisement).

ARTICLE VII

TAXES

SECTION 7.01.   Apportionment. Any Tax imposed on any gain or income recognized by reason, or as the result, of (a) a transfer of any Excluded Assets or Excluded Liabilities of a Transferred Subsidiary, or (b) any action required or contemplated by Section 5.11 shall be attributable to the Pre-Closing Tax Period. With respect to any Tax Return for any Straddle Period of a Transferred Subsidiary, Abbott will, to the extent permitted by Law, elect to treat the Closing as the last day of the taxable year or period and will apportion any Taxes arising out of or relating to a Straddle Period to the Pre-Closing Tax Period and the Post-Closing Tax Period under the “closing-the-books” method as described in Treasury Regulation Section 1.1502-76(b)(2)(i) (or any similar provision of state, local or foreign law). In any case where applicable Law does not permit a Transferred Subsidiary to treat the Closing as the last day of the taxable year or period, any Taxes arising out of or relating to a Straddle Period will be apportioned to the Pre-Closing Tax Period and the Post-Closing Tax Period based on a closing of the books; provided, however, that (i) exemptions, allowances or deductions that are calculated on an annualized basis (including depreciation, amortization and depletion deductions) will be apportioned on a daily pro rata basis, (ii) solely for purposes of determining the marginal tax rate applicable to income during such period in a jurisdiction in which such tax rate depends upon the level of income, annualized income will be taken into account, and (iii) real and personal property Taxes shall be allocated on a per diem basis.

SECTION 7.02.   Tax Return Filing and Amendment. Guidant will prepare and file, or cause to be prepared and filed, all Tax Returns of each Transferred Subsidiary with respect to periods ending on or before Closing to the extent such returns have not been filed prior to Closing, and Guidant will pay, or cause to be paid, all Taxes shown as due thereon; provided that nothing in this Section 7.02 shall affect the rights of Guidant and its Affiliates to indemnification under Section 5.06. Abbott will prepare and file, or cause to be prepared and filed all Tax Returns of each Transferred Subsidiary with respect to any Straddle Period to the extent such returns have not been filed prior to Closing, and Abbott will pay, or cause to be paid, all Taxes shown as due thereon; provided that nothing in this Section 7.02 shall affect the rights of Abbott to indemnification under Section 10.02(a)(iii). Abbott shall deliver, at least 20 days prior to the due date (taking into account extensions) for the filing of each such Tax Return for any Straddle Period, to Guidant a statement setting forth the amount of tax for which Guidant is responsible pursuant to Section 10.02(a)(iii) and copies of such Tax Return. Guidant shall have the right to review such Tax Return and the statement prior to the filing of such Tax Return. Guidant and Abbott agree to consult and resolve in good faith any issue arising as a result of the review of such Tax Return and statement and mutually consent to the filing of such Tax Return. Neither Abbott nor any of its Affiliates shall file any amended Tax Returns for any periods for or in respect of any Transferred Subsidiary with respect to which Abbott is not obligated to prepare, or cause to be prepared, the original such Tax Returns pursuant to this Section 7.02 without the prior written consent of Guidant (which consent shall not be unreasonably withheld).

SECTION 7.03.   Refunds. Guidant shall be entitled to retain or, to the extent actually received by or otherwise available to Abbott or its Affiliate, receive immediate payment from Abbott or any of its Affiliates (including the Transferred Subsidiaries) of, any refund or credit with respect to Taxes (including without limitation refunds arising by reason of amended Tax Returns filed after the Closing Date or otherwise) with respect to any Pre-Closing Tax Period relating to the Transferred Subsidiaries or any Asset Sellers. Any refunds or credits of Taxes with respect to Straddle Periods shall be apportioned to the period ending on the date of the Closing pursuant to the principles set forth in Section 7.01. Abbott shall be entitled to retain or, to the extent actually received by Guidant or its Affiliate, receive immediate payment from Guidant or any of its Affiliates of, any refund or credit with respect to Taxes (including without limitation refunds arising by reason of amended Tax Returns filed after the Closing or otherwise) with respect to any Post-Closing Tax Period relating to the Transferred Subsidiaries or any Asset Sellers. Any refunds or credit of Taxes with respect to Straddle Periods shall be apportioned to the period beginning after the date of the Closing pursuant to the principles set forth in Section 7.01.

SECTION 7.04.   Resolution of Tax Controversies. If a claim shall be made by any Governmental Authority that might result in an indemnity payment to the Abbott or any of its affiliates pursuant to Section 10.02(a)(iii), Abbott shall promptly notify Guidant of such claim. In the event that a Governmental Authority determines a deficiency in any Tax, the party ultimately responsible for such Tax under this Agreement, whether by indemnity or otherwise, shall have authority to determine whether to dispute such deficiency determination and to control the prosecution or settlement of such dispute; provided that with respect to Straddle Periods, the party with the greater potential Tax burden shall control the dispute. The party that is not ultimately responsible for such Tax under this Agreement shall have the right to participate at its own expense in the conduct of any such proceeding involving a Tax claim that would adversely affect such party.

SECTION 7.05.   Tax Cooperation. Each of Abbott and Guidant shall provide the other party with such information and records and make such of its officers, directors, employees and agents available as may reasonably be requested by such other party in connection with the preparation of any Tax Return or any audit or other proceeding that relates to the Transferred Subsidiaries or the Asset Sellers.

SECTION 7.06.   Conveyance Taxes. Notwithstanding any other provisions of this Agreement to the contrary, all transfer, documentary, recording, sales, use, registration, stamp and other similar Taxes (including all applicable real estate transfer Taxes, but excluding any Taxes based on or attributable to income or capital gains) together with any notarial and registry fees and recording costs imposed by any taxing authority or other Governmental Authority in connection with the transfer of the Shares and the Purchased Assets to the Purchasers (“Conveyance Taxes”) will be shared equally by the Purchasers, on the one hand, and Guidant or the applicable Seller, on the other hand, regardless of which Person is obligated to pay such Conveyance Taxes under applicable Law; provided, however, that the Purchasers shall pay and be solely responsible for all value added, goods and services and any other similar taxes that are recoupable by a Purchaser. To the extent that one party claims any exemptions from any Conveyance Taxes, such party shall provide to the other party the appropriate exemption certificates. Abbott, Guidant and their respective Affiliates will cooperate in timely making and filing all Tax Returns that may be required to comply with Law relating to Conveyance Taxes. Abbott shall be responsible for any incremental Conveyance Taxes incurred as a result of the participation by Guidant and its Affiliates in any election under section 338(h)(10) of the Code.

ARTICLE VIII

CONDITIONS TO CLOSING

SECTION 8.01.   Conditions to Obligation of Guidant. The obligation of Guidant to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)  Representations, Warranties and Covenants. Each of the representations and warranties of Abbott contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing (other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such date), except in either case where any failure of such representations and warranties to be so true and correct would not materially delay or prevent the consummation of the transactions contemplated hereby in accordance with the terms hereof, and the covenants and agreements contained in this Agreement to be complied with by Abbott on or before the Closing shall have been complied with in all material respects, and Guidant shall have received a certificate signed on behalf of Abbott by an officer of Abbott to such effect;

(b)  Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act and the EU Merger Regulation applicable to the purchase of the Business contemplated by this Agreement, and any agreement with a Governmental Authority not to consummate the transactions contemplated by this Agreement, shall have expired or shall have been terminated, and Boston Scientific, Guidant or Abbott, as the case may be, shall have obtained all authorizations, consents, orders and approvals of all Governmental Authorities that, if not received, would make any of the transactions contemplated by this Agreement or any of the other Ancillary Agreements illegal or otherwise prohibit the consummation of such transactions;

(c)  No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of such transactions; and

(d)  Closing Conditions Satisfied. All of the respective conditions to Boston Scientific’s, Sub’s and Guidant’s obligations to consummate the Merger, as set forth in the Merger Agreement, shall have been satisfied or waived, and each of Boston Scientific and Sub shall have notified Guidant, and Guidant shall have notified Boston Scientific and Sub, in writing (with copies of such notices having been delivered to Abbott) that it is ready, willing and able to consummate the Merger and that it intends to consummate the Merger immediately following the consummation of the transactions contemplated by this Agreement and the Transaction Agreement.

SECTION 8.02.   Conditions to Obligation of Abbott. The obligation of Abbott to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)  Representations, Warranties and Covenants. Each of the representations and warranties of Guidant contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing (other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such date), except in either case where any failure of such representations and warranties to be so true and correct would not materially delay or prevent the consummation of the transactions contemplated hereby in accordance with the terms hereof, and the covenants and agreements contained in this Agreement to be complied with by Guidant on or before the Closing shall have been complied with in all material respects, and Abbott shall have received a certificate signed on behalf of Guidant by an officer of Guidant to such effect;

(b)  Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act or the EU Merger Regulation applicable to the purchase of the Business contemplated by this Agreement, and any agreement with a Governmental Authority not to consummate the transactions contemplated by this Agreement, shall have expired or shall have been terminated, and Boston Scientific, Guidant or Abbott, as the case may be, shall have obtained all authorizations, consents, orders and approvals of all Governmental Authorities that, if not received, would make any of the transactions contemplated by this Agreement illegal or otherwise prohibit the consummation of such transactions;

(c)  No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of such transactions; and

(d)  Closing Conditions Satisfied. All of the respective conditions to Boston Scientific’s, Sub’s and Guidant’s obligations to consummate the Merger, as set forth in the Merger Agreement, shall have been satisfied or waived, and each of Boston Scientific and Sub shall have notified Guidant, and Guidant shall have notified Boston Scientific and Sub, in writing (with copies of such notices having been delivered to Abbott) that it is ready, willing and able to consummate the Merger and that it intends to consummate the Merger immediately following the consummation of the transactions contemplated by this Agreement and the Transaction Agreement.

ARTICLE IX

TERMINATION

SECTION 9.01.   Termination. This Agreement may be terminated, or in the case of clause (d) below shall terminate, at any time prior to the Closing in the following circumstances:

(a)  by the mutual written consent of Guidant and Abbott;

(b)  by either Guidant or Abbott, if the Closing shall not have occurred by September 30, 2006; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c)  by either Guidant or Abbott in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and non-appealable; or

(d)  immediately, without any action by either Guidant or Abbott, upon any termination of the Merger Agreement.

SECTION 9.02.   Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Section 5.02 and Article XI and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to such termination.

ARTICLE X

INDEMNIFICATION

SECTION 10.01.   Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement and the Transaction Agreement shall terminate at the Closing.

SECTION 10.02.   Indemnification by Guidant. (a) From and after the Closing, Abbott and its Affiliates, officers, directors, agents, successors and assigns (the “Abbott Indemnified Parties”) shall be indemnified and held harmless by Guidant for and against all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (hereinafter, a “Loss”) to the extent arising out of or related to:

(i)  the Excluded Assets;

(ii)  the Excluded Liabilities;

(iii)  Taxes of Boston Scientific, Guidant or any of their Affiliates (including any Liability arising as a transferee or successor by contract or otherwise and including any Taxes arising under Regulation 1.1502-6 or similar Law) attributable to any Pre-Closing Tax Period (other than Taxes referred to in the first sentence of Section 5.06(c)); and

(iv)  Taxes of Abbott or any of its Affiliates for any Post-Closing Period that would not have been incurred but for a net adjustment to a Pre-Closing Period Tax Liability of Guidant or any of its Affiliates.

(b)  In addition to the provisions of Section 10.02(a), from and after the Closing, the Abbott Indemnified Parties shall be indemnified and held harmless by Guidant for and against (i) any action between the date hereof and the Closing with respect to the Assets, the U.S. Business Employees, the Non-U.S. Business Employees or the Business that would have been a breach of the covenants contained in Section 4.01 of the Merger Agreement if such covenants had been made with respect to the Assets, the U.S. Business Employees, the Non-U.S. Business Employees or the Business rather than having been made with respect to Guidant’s assets, employees and businesses; provided, however, that Guidant shall have no obligation to indemnify any Abbott Indemnified Party pursuant to this clause (i) unless and until the aggregate amount of all such amounts indemnifiable under this clause (i) exceeds $100,000,000, in which case Guidant will only be liable for amounts indemnifiable under this clause (i) in excess of such amount; and (ii) the occurrence of a Material Adverse Effect between the date of this Agreement and the Closing. Guidant and Abbott will use their reasonable best efforts to agree on the amount of any indemnification payable under this Section 10.02(b). In the event Guidant and Abbott are unable to reach agreement on such amount despite the use of such efforts, such amount shall be determined by an independent investment banking firm or accounting firm (depending on the subject matter of the claim) of international reputation reasonably acceptable to each of Guidant and Abbott using customary valuation methodologies. The determination of such independent investment banking firm shall be final and binding on Guidant and Abbott. The fees and expenses of such independent investment banking firm shall be shared equally between Guidant and Abbott.

SECTION 10.03.   Indemnification by Abbott. From and after the Closing, Guidant and its Affiliates, officers, directors, agents, successors and assigns shall be indemnified and held harmless by Abbott for and against any and all Losses to the extent arising out of or related to the Business (other than the Excluded Liabilities) and the Assumed Liabilities, except for Taxes described in Section 10.02(iii).

SECTION 10.04.   Limits on Indemnification. (a) Notwithstanding anything to the contrary contained in this Agreement, neither party hereto shall have any Liability under Section 10.02(a) for any punitive, incidental, consequential, special or indirect damages, except to the extent that any such damages are awarded in connection with a Third Party Claim against an indemnified party and such indemnified party is entitled to be indemnified hereunder as a result of the facts or circumstances giving rise to such Third Party Claim.

(b)  For all purposes of this Article X, “Losses” shall be net of (i) any insurance or other recoveries actually paid to an indemnified party or its Affiliates in connection with the facts giving rise to the right of indemnification, and (ii) any Tax benefit to which an indemnified party or any of its Affiliates is or will be entitled in connection with the facts giving rise to the right of indemnification.

SECTION 10.05.   Notice of Loss; Third Party Claims. (a) An indemnified party shall give the indemnifying party notice of any matter that an indemnified party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b)  If an indemnified party shall receive notice of any Action from or involving any third party that the indemnified party believes is reasonably likely to give rise to a right of indemnification under this Article X (each, a “Third Party Claim”), then, as promptly as practicable after the receipt of such notice, the indemnified party shall give the indemnifying party notice of such Third Party Claim, stating the amount of the Loss, if known, and method of computation thereof and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the indemnifying party from any of its obligations under this Article X except to the extent that such failure actually results in a detriment to the indemnifying party and shall not relieve the indemnifying party from any other Liability that it may have to any indemnified party other than under this Article X. The indemnifying party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel reasonably satisfactory to the indemnified person if it gives notice of its intention to do so to the indemnified party within 15 days of the receipt of such notice from the indemnified party. If the indemnifying party elects to undertake any such defense against a Third Party Claim, the indemnified party may participate in such defense at its own expense. The indemnified party shall reasonably cooperate with the indemnifying party in such defense and make available to the indemnifying party, at the indemnifying party’s expense, all witnesses, pertinent records, materials and information in the indemnified party’s possession or under the indemnified party’s control relating thereto as is reasonably required by the indemnifying party. If the indemnifying party elects to direct the defense of any such claim or proceeding, it shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed. No indemnifying party shall be liable for any settlement of a Third Party Claim effected without such indemnifying party’s prior written consent, which consent shall not be unreasonably withheld or delayed.

SECTION 10.06.   Tax Treatment of Indemnity Payments. For all Tax purposes, the parties agree to treat all payments made under any indemnity provisions contained in this Agreement as adjustments to the Purchase Price, except to the extent applicable Law requires otherwise.

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.01.   Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the other Ancillary Agreements and the transactions contemplated hereby and thereby shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 11.02.   Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

(a)	if to Guidant or any Seller:

Guidant Corporation
111 Monument Circle, 29th Floor
Indianapolis, Indiana 46204
Fax: (317) 971-2119
Attention: General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, Illinois 60606
Fax: (312) 407-0411
Attention: Charles W. Mulaney, Jr.
Brian W. Duwe

(b)	if to Abbott or any other Purchaser:

Abbott Laboratories
Dept. 0392, Bldg. AP6D
100 Abbott Park Road
Abbott Park, Illinois 60064-3500
Fax: (847) 935-8207
Attention: Chief Operating Officer, Medical Products Group

with a copy to:

Abbott Laboratories
Dept. 364, Bldg. AP6D

100 Abbott Park Road
Abbott Park, Illinois 60064-6020 USA
Fax: (847) 938-6277
Attention: General Counsel

and a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017-3903
Fax: (212) 455-2502
Attention: Charles I. Cogut
William E. Curbow

SECTION 11.03.   Public Announcements. Each party to this Agreement shall consult with the other party before issuing, and shall provide the other party the opportunity to review and comment upon, any press release or other public announcement in respect of this Agreement or the transactions contemplated hereby and shall not issue any press release or other public statements or otherwise communicate with any news media regarding this Agreement and/or the transactions contemplated hereby without the consultation and prior written consent of the other party unless otherwise required by Law or applicable stock exchange regulation and then only with such advance notice to and consultation with the other party as is practical. The parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication. The parties agree that they shall each issue a press release announcing the execution of this Agreement, the contents of which shall be reasonably satisfactory to the other party. Notwithstanding the foregoing, neither party shall have any obligation to consult with the other party or provide the other party with an opportunity to review and comment upon any press release or other public announcement announcing a termination of this Agreement, and such party may issue such press release or public announcement or otherwise communicate with any news media regarding such termination without the consent of the other party; provided, however, that the non-terminating party shall have received advance written notice of the other party’s intention to terminate this Agreement.

SECTION 11.04.   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 11.05.   Entire Agreement. This Agreement, the Transaction Agreement, the Confidentiality Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between Guidant and Abbott with respect to the subject matter hereof and thereof.

SECTION 11.06.   Assignment. This Agreement may not be assigned without the express written consent of Guidant and Abbott (which consent may be granted or withheld in the sole discretion of Guidant or Abbott), as the case may be; provided, however, that (a) either party may, without the consent of the other party, assign its rights and obligations, in whole or in part, under this Agreement to one or more of its controlled Affiliates, except that no such assignment shall relieve the assigning party from the performance of its obligations hereunder, and (b) Abbott may, without the consent of Guidant, assign its rights and obligations, in whole or in part, under this Agreement to any designee of Abbott (in the event Abbott divests any of the Assets that would otherwise be acquired by Abbott pursuant hereto due to applicable antitrust laws and regulations) or to any acquiror of all or substantially all of Abbott’s vascular intervention business.

SECTION 11.07.   Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Guidant and Abbott or (b) by a waiver in accordance with Section 11.08.

SECTION 11.08.   Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 11.09.   No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 11.10.   Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

SECTION 11.11.   Interpretive Rules. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and all Article and Section references are to this Agreement unless otherwise specified. The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation.” The word “days” means calendar days unless otherwise specified herein. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require either party or their respective officers, directors, subsidiaries or Affiliates to take any action which would violate or conflict with any applicable Law. The word “if” means “if and only if.” The word “or” shall not be exclusive. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” or “$” will be deemed references to the lawful money of the United States of America.

SECTION 11.12.   Guarantees of Performance. (a) Abbott hereby (i) absolutely, unconditionally and irrevocably guarantees all of the obligations of each Purchaser under this Agreement and the Ancillary Agreements to which such Purchaser is a party, and (ii) unconditionally and irrevocably waives any right to revoke this guarantee and acknowledges that this guarantee is continuing in nature and applies to all obligations of such Purchaser under this Agreement and the Ancillary Agreements. The obligations of Abbott under or in respect of this guarantee are independent of the guaranteed obligations, and a separate action or actions may be brought and prosecuted against Abbott to enforce this guarantee, irrespective of whether any action is brought against the applicable Purchaser or whether such Purchaser is joined in any such action or actions.

(b)  Guidant hereby (i) absolutely, unconditionally and irrevocably guarantees all of the obligations of each Seller under this Agreement and the Ancillary Agreements to which such Seller is a party, and (ii) unconditionally and irrevocably waives any right to revoke this guarantee and acknowledges that this guarantee is continuing in nature and applies to all obligations of such Seller under this Agreement and the Ancillary Agreements. The obligations of Guidant under or in respect of this guarantee are independent of the guaranteed obligations, and a separate action or actions may be brought and prosecuted against Guidant to enforce this guarantee, irrespective of whether any action is brought against the applicable Seller or whether such Seller is joined in any such action or actions.

SECTION 11.13.   Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts. Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any such Action by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt by registered mail; provided, however, that nothing in this Section 11.13 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 11.13 shall not constitute a general consent to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 11.13.

SECTION 11.14.   Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.14.

SECTION 11.15.   Exchange Rate. If applicable Law requires that any payment pursuant to this Agreement be made in local currency, the parties shall use the applicable exchange rate published in the Wall Street Journal three Business Days prior to the Closing.

SECTION 11.16.   Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Guidant and Abbott have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GUIDANT CORPORATION

By:	/s/ Bernard E. Kury
Name: Bernard E. Kury
Title: Vice President and General Counsel

ABBOTT LABORATORIES

By:	/s/ Richard A. Gonzalez
Name: Richard A. Gonzalez
Title: President and Chief Operating Officer

EXHIBIT A

FORM OF ASSUMPTION AGREEMENT

EXHIBIT B

FORM OF BILL OF SALE

EXHIBIT C

FORM OF BUSINESS TRANSFER AGREEMENT

EXHIBIT D

FORM OF EQUITY PURCHASE AGREEMENT

EXHIBIT E

FORM OF INTELLECTUAL PROPERTY TRANSFER AGREEMENT

EXHIBIT F

FORM OF LICENSE AND TECHNOLOGY TRANSFER AGREEMENT

EXHIBIT G

FORM OF NOTE

EXHIBIT H

FORM OF RELEASE

EXHIBIT I

FORM OF SUPPLY AGREEMENT

EXHIBIT J

FORM OF TRANSITION SERVICES AGREEMENT